Exhibit 10.1

SHARE AND ASSET PURCHASE AGREEMENT

by and among

BEST INC.,

J&T GLOBAL EXPRESS LIMITED

and

THE OTHER PARTIES NAMED HEREIN

Dated as of October 29, 2021

TABLE OF CONTENTS

Page

Section 1	Definitions and Interpretation	6
1.1	Definitions	6
1.2	Cross-Reference of Other Definitions	11
1.3	Interpretation	13

Section 2	Transaction	14
2.1	Share Transfer	14
2.2	Intellectual Property Transfer and License	14
2.3	Employee Matters	14
2.4	Trademark License	16
2.5	Purchase Price	16
2.6	Application of Escrow Funds	16
2.7	Performance and Discharge of Intercompany Loans	20
2.8	Escrow Arrangement	21
2.9	Payment Arrangement	21
2.10	Locked Box Mechanism	23
2.11	Closing	27
2.12	Closing Documents Delivered by the Seller	28
2.13	Closing Documents Delivered by the Buyer	29
2.14	Corporate Change Registration	29
2.15	Commencement of Rights and Obligations	29

Section 3	Representations and Warranties	29
3.1	Representations and Warranties of the Seller Parties	29
3.2	Representations and Warranties of Buyer Parties	43

Section 4	Pre-Closing Matters	45
4.1	Conduct of Business	45
4.2	Funds of the Buyer Parties	45
4.3	Seller Transferred Funds	45
4.4	Classification and Allocation of Leased Real Properties	46
4.5	Anti-monopoly Review	47
4.6	Reserved Matters	49
4.7	Other Matters	49
4.8	Timely Notification	50
4.9	Further Actions	51
4.10	Waiver of Claims	52

Section 5	Post-Closing Undertakings	52
5.1	Post-Closing Undertakings of the Buyer Parties	52
5.2	Post-Closing Undertakings of the Seller Parties	53

Section 6	Conditions Precedent	56
6.1	Conditions to Obligations of the Buyer Parties	56
6.2	Conditions to Obligations of the Seller Parties	58
6.3	General Closing Conditions	59
6.4	Conditions for Release of Initial Closing Purchase Price	59
6.5	Conditions for Release of Second Closing Purchase Price	59

Section 7	Deposits	59
7.1	Forfeiture of the Deposits	59
7.2	Offset at Closing	60

Section 8	Termination	61
8.1	Termination of Agreement	61
8.2	Termination Fee and Liquidated Damages	61
8.3	Termination Notice	62
8.4	Effect of Termination	63

Section 9	Indemnification	63
9.1	Survival	63
9.2	Indemnification	64
9.3	Special Indemnification	64
9.4	Claim Notice	65
9.5	Third Party Claims	65
9.6	Sole and Exclusive Remedy	65

Section 10	Dispute Resolution	66
10.1	Negotiation	66
10.2	Arbitration	66
10.3	Effect of Arbitration Award	66
10.4	Arbitration Fee	66
10.5	Continuing Rights and Obligations	66

Section 11	Miscellaneous	67
11.1	Governing Law	67
11.2	Effect	67
11.3	Amendment	67
11.4	Severability	67
11.5	Language	67
11.6	Non-Solicitation	67
11.7	Confidentiality	68
11.8	Waiver	69
11.9	Assignment	70
11.10	Binding Effect	70
11.11	Entire Agreement	70
11.12	Costs and Expenses	70

11.13	Notice	70
11.14	No Duplicate Claims	72
11.15	Counterparts	72

SCHEDULES AND EXHIBITS

Schedule A List of Target Business

Schedule B Locked Box Financial Statements

Schedule C Permitted Leakage(s)

Schedule D Disclosure Letter

Schedule E Shareholding Relationship and VIE Structure among the Seller Parties and BEST Network

Schedule F List of Functional Real Properties

Schedule G List of BEST Joint Fleets

Schedule H List of Factoring Contracts

Schedule I Third Party Consents and Other Relevant Obligations Required of Group Companies

Schedule J List of Guarantee from Group Companies and Seller’s Guarantee

Exhibit I BEST Network Share Transfer Agreement

Exhibit II Debt Transfer Agreement

Exhibit III Agreement on Termination of BEST Network VIE Agreements

Exhibit IV Intellectual Property and Technology Transfer and License Agreement

Exhibit V Trademark License Agreement

Exhibit VI Anti-monopoly Declaration Materials

Exhibit VII Transition Services Agreement

Exhibit VIII Closing Handover Checklist

THIS SHARE AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 29, 2021, is made and entered into by and among:

(1)	BEST Inc. (the “Seller”), a Cayman Islands company;

(2)	J&T Global Express Limited (the “Buyer”), a Cayman Islands company;

(3)	Hangzhou BEST Network Technologies Co., Ltd. (“BEST Network”), a limited liability company incorporated under the PRC Laws;

(4)	Zhejiang BEST Technology Co., Ltd. (“BEST Technology”), a limited liability company incorporated under the PRC Laws;

(5)	BEST Logistics Technologies (China) Co., Ltd. (“BEST China”, collectively with the Seller and BEST Technology, the “Seller Parties”), a limited liability company incorporated under the PRC Laws; and

(6)	JITU Express Co., Ltd. (collectively with the Buyer, the “Buyer Parties”), a limited liability company incorporated under the PRC Laws.

The parties hereto are referred to be individually as a “Party” or collectively as the “Parties”.

WHEREAS:

(a)	The Seller is a company listed on the New York Stock Exchange (Stock Code: BEST) and a leading provider of smart supply chain solution and logistics services in the PRC which provides express, freight, warehousing and distribution supply chain management, international and cross-border E-commerce logistics and other services for customers through its technology platform and logistics service network;

(b)	The Seller and BEST Technology, which is the Seller’s wholly-owned subsidiary, Control 100% of the shares in BEST Network by the BEST Network VIE Agreements, and the Seller through BEST Technology holds the technologies and intellectual properties required for it to conduct express business (including operations of Linli service stations (邻里驿站)) in the PRC and through BEST Technology and another wholly-owned subsidiary, BEST China, employs employees dedicated to express business (including operations of Linli service stations) (the express business (including operations of Linli service stations) conducted by the Seller in the PRC with the aforesaid shares, assets and employees, as listed in Schedule A hereto, is referred to as the “Target Business” herein);

(c)	The Buyer is an Internet express service provider which is engaged in express, freight, warehousing, supply chain and other business in the PRC;

(d)	The Buyer intends to acquire from the Seller the shares, assets and employees dedicated to the Target Business (the “Transaction”);

(e)	Upon the execution of this Agreement, the Buyer and the Seller enter into a Locked Box Integration Agreement (the “Locked Box Integration Agreement”);

(f)	On the Closing Date, the Buyer’s related parties, BEST Network and the Seller’s related parties will execute the BEST Network Share Transfer Agreement attached hereto as Exhibit I, the Debt Transfer Agreement attached hereto as Exhibit II, the Agreement on Termination of BEST Network VIE Agreements attached hereto as Exhibit III, the Intellectual Property and Technology Transfer and License Agreement attached hereto as Exhibit IV, the Trademark License Agreement attached hereto as Exhibit V and the Transition Services Agreement attached hereto as Exhibit VII.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and subject to the terms and conditions set out below, the Parties, intending to be legally bound, hereby enter into the following agreement upon friendly negotiation:

Section 1      Definitions and Interpretation

1.1	Definitions

Unless otherwise specified herein, the following terms shall have the following meanings:

“BEST Network VIE Agreements” means the currently effective agreements executed by and among the Seller, BEST Network, BEST Technology and other parties with a view to enabling the Seller to Control BEST Network and consolidate their financial statements, including (i) the Loan Agreement between BEST Technology, Wei Chen and Lili He, dated October 12, 2011; (ii) the Loan Agreement between BEST Technology and Hangzhou Ali Venture Capital Co., Ltd., dated February 15, 2015; (iii) the Amended and Restated Exclusive Call Option Agreement among the Seller, Wei Chen, Lili He, Hangzhou Ali Venture Capital Co., Ltd., BEST Technology and BEST Network, dated June 21, 2017; (iv) the Amended and Restated Shareholders’ Voting Rights Proxy Agreement among the Seller, Wei Chen, Lili He, Hangzhou Ali Venture Capital Co., Ltd., BEST Technology and BEST Network, dated June 21, 2017; (v) the Amended and Restated Equity Pledge Agreement among Wei Chen, Lili He, Hangzhou Ali Venture Capital Co., Ltd., BEST Technology and BEST Network, dated June 21, 2017; and (vi) the Amended and Restated Exclusive Technical Services Agreement between BEST Network and BEST Technology, dated June 21, 2017.

“Real Property” means land and buildings, as well as fixtures thereon and attachments thereto.

“Force Majeure” means earthquakes, typhoons, floods and other natural disasters, wars or hostilities, acts of terrorism, epidemics (including the COVID-19 pandemic) or other objective circumstances the Parties hereto cannot foresee, avoid or overcome.

“Financial Statements” means (i) the annual audited financial statements for 2019 and 2020, as well as the balance sheet, profit statement, cash flow statement and account balance statement as of July 2021 of BEST Network; and (ii) the balance sheets and profit statements as of December 2019, December 2020 and July 2021 of BEST Network’s related Subsidiaries, in each case as furnished by the Seller to the Buyer via the Data Room for the purpose of the Transaction.

“Representatives” means, with respect to any Person, the agents, representatives, professional consultants (including but not limited to financial advisors, legal counsels and accountants), managers, directors, supervisors or other employees of such Person.

“Laws” means all laws, regulations, rules and normative documents, including decrees, statutes or other legislation and regulations, rules, treaties or rulings, as well as listing rules and other rules of stock exchanges.

“Liabilities” means the current obligations of an enterprise which arise out of previous transactions or matters and are expected to result in outflow of the financial interests of such enterprise.

“Affiliate” of a Person means (i) if such Person is not natural person, any other Persons directly or indirectly Controlling, Controlled by, or under common Control with, such Person; or (ii) if such Person is natural person, any Persons (other than natural persons) directly or indirectly Controlled by such Person, or any other natural persons who are Family Members of such Person, or any Persons (other than natural persons) directly or indirectly Controlled by such Person’s Family Members. For the avoidance of doubt, BEST Network shall be the Seller’s Affiliate before the completion date of the Corporate Change Registration and the Buyer’s Affiliate from the completion date of the Corporate Change Registration.

“Equity Securities” means, with respect to any Person, the shares, stocks, equities, partnership interests, registered capital, interests in joint venture or other ownership interests in such Person, as well as any options, warrants or other securities (whether or not issued by such Person) which may be directly or indirectly converted into, exercised for acquisition of or exchanged for said interests. For the purpose of this definition, the term “Person” does not include natural persons.

“Corporate Change Registration” means the main registration (or recording) procedures to be completed by the Buyer and related Buyer Parties, the Seller and BEST Network with the Administration for Industry and Commerce in connection with the Transaction, specifically including: (i) releasing the current pledge of the shares in BEST Network; (ii) changing the shareholder of BEST Network to JITU Express Co., Ltd., which will hold 100% of the shares in BEST Network; (iii) procuring that the Administration for Industry and Commerce issues to BEST Network a changed business license reflecting that the legal representative of BEST Network has been changed to a Person designated by the Buyer; (iv) procuring that the existing directors, chairman, general manager and supervisors of BEST Network resign and that the Persons nominated by the Buyer are appointed as new directors and supervisors of BEST Network; and (v) filing the amended articles of association of BEST Network with the Administration for Industry and Commerce.

“Administration for Industry and Commerce” means the State Administration for Market Regulation (including the former State Administration for Industry and Commerce) or local administrative departments for industry and commerce (or administrative departments for market regulation) which is authorized to be responsible for the corporate registration of BEST Network under the PRC Laws.

“Business Day” means all days other than Saturdays, Sundays or statutory holidays prescribed by the State Council of the PRC.

“Contingent Liabilities” means the non-current obligations of an enterprise which arise out of previous transactions or matters (including contracts, agreements, promises or commitments, etc.) and depending on the occurrence of certain matters in the future, would result in outflow of the financial interests of such enterprise, though such result is uncertain.

“Group Companies” means BEST Network and its Subsidiaries. For the avoidance of doubt, the Parties agree that Hangzhou BEST Linli Business Management Consulting Co., Ltd. has been proposed to de-register and is not a Group Company defined herein.

“Guarantee from Group Companies” means the amount of the guarantee provided by the Group Companies for the Liabilities and Contingent Liabilities of the Seller and its Affiliates (other than any Group Company) as at the completion date of the Corporate Change Registration. The Parties recognize that the amount of said guarantee provided by the Group Companies as at the date hereof is set out in Part I of Schedule J hereto.

“Benchmark Date” means the last day of the most recent calendar month prior to execution of this Agreement, which is September 30, 2021.

“Closing Conditions” means conditions to obligations of the Buyer, conditions to obligations of the Seller and general conditions for Closing set out in Clause 6.1 (Conditions to Obligations of the Buyer Parties), Clause 6.2 (Conditions to Obligations of the Seller Parties) and Clause 6.3 (General Closing Conditions).

“Transaction Documents” means the Locked Box Integration Agreement, as well as this Agreement and all exhibits hereto (including the BEST Network Share Transfer Agreement, the Debt Transfer Agreement, the Agreement on Termination of BEST Network VIE Agreements, the Intellectual Property and Technology Transfer and License Agreement, the Trademark License Agreement, the anti- monopoly declaration materials, the Transition Services Agreement and the Closing Handover Checklist), as may be amended from time to time, including all schedules, appendices and exhibits thereto and hereto. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, no amendment or addition hereafter made by the Seller and related Seller Parties to any schedule hereto according to the actual situation shall be deemed to be a breach of any representation, warranty, covenant or any other obligation hereunder, provided, however, that such amendment or addition shall have been truthfully provided to the Buyer Parties and agreed by the Buyer (the Buyer shall not unreasonably withhold).

“Control” (including the terms “Controlling”, “Controlled” and “under common Control with”) means (i) the ownership of more than 50% of the issued shares or other equities in or the registered capital of a Person; (ii) the ownership of more than 50% of the voting rights in such Person or the holding of the capacity as voting proxy in relation to such voting rights, or the possession of the power to appoint and remove more than half of the members of the board of directors or similar governing body of such Person, or the possession of the power to intervene in the management or policies of such Person by contractual arrangement or otherwise; or (iii) the possession of the power to appoint and remove the legal representative of such Person. Reference to “Person” in this definition does not include natural persons.

“Seller’s Guarantee” means the amount of the guarantee provided by the Seller and its Affiliates (other than any Group Company) for the Liabilities and Contingent Liabilities of the Group Companies as at the completion date of the Corporate Change Registration. The Parties recognize that the amount of said guarantee provided by the Seller and its Affiliates as at the date hereof is set out in Part II of Schedule J hereto.

“Knowledge of the Seller Parties” means the actual knowledge of the chairmen, chief executive officers, general managers, chief financial officers, financial directors and legal directors of the Seller Parties about the particular circumstances hereunder, as well as the knowledge obtained by such Persons about any facts after reasonable and prudent enquiry and investigation.

“Family Members” means the spouse, children at or above the age of 18, parents and siblings of a natural person, as well as the spouses of his children and siblings, the parents and siblings of his spouse, and the parents of his children’s spouses.

“Encumbrance” means (i) any mortgage, pledge, lien or other priority or interests created for security purpose over, as well as any attachment, distress, seizure or other enforcement actions or other kinds of restrictive conditions imposed in respect of a particular property (including Equity Securities); and (ii) any claims attached to a particular property (including Equity Securities) which concern the ownership, possession, use and transfer of, voting by reason of, or proceeds from such property.

“Person” means any natural person, corporation, joint venture, firm, partnership, trust, unincorporated organization, Governmental Authority or other Entity.

“RMB” means the lawful currency of the PRC.

“Entity” means all Persons other than natural persons.

“Tax” or “Taxation” means all forms of taxes levied, imposed, charged, withheld or assessed by the Governmental Authorities in the PRC or in any other jurisdictions with competent jurisdiction and fees related to any similar taxes, as well as any interest or fines related to the aforesaid items.

“Actions” means any claims, suits, arbitration, demands, queries, proceedings or investigations initiated by any Governmental Authority or by any Person before any Governmental Authority.

“Locked Box Financial Statements” means the financial statements as of the Benchmark Date of BEST Network as set out in Schedule B hereto.

“Network Franchisee” means a business partner which has entered into a separate express industry franchise contract, service agreement or other agreement providing for the substantially similar service/function which covers its own business region with a Group Company and is under the direct management of such Group Company and usually owns and operates a parcel collection and delivery outlet within the network of such Group Company.

“Permits” means any permits, consents, authorizations, confirmations, certificates or approvals issued by or registrations or filings made with any Governmental Authority.

“Permitted Leakage” means the payment arrangement(s) set out in Schedule C hereto.

“Operational Data” means the historical operational data which relates to the logistics information of the Target Business and is accessible in the production system.

“Material Adverse Effect” means, in relation to the Seller, a material adverse effect on (a) the business, financial condition, assets or results of operations of the Group Companies (as a whole) or (b) the execution or performance of this Agreement or the Transaction, excluding any effect resulting from the followings: (i) any change in the PRC GAAP, US GAAP or any other generally accepted accounting or audit principles or standards applicable to the Group Companies or their business; (ii) any change in the Laws or of the regulatory environment affecting the Group Companies or the industry within which their business falls; (iii) any widespread change affecting the whole industry which arises out of a change of economic environment, political environment or otherwise; (iv) any Force Majeure; (v) any acts concerning the transaction contemplated hereunder; (vi) any actions or omissions of the Buyer Parties or their Affiliates; and (vii) any actions or omissions agreed by the Buyer in writing, provided, however, that in the case of (ii) and (iii) above, the degree of adverse effect on the Group Companies shall not significantly exceed the degree of adverse effect on other enterprises engaged in the same industry.

“Governmental Decrees” means all decrees, judgments, prohibitions, verdicts, provisions, decisions or rulings promulgated by Governmental Authorities.

“Governmental Authority” means any government with competent jurisdiction or political subdivisions thereof, any department, agency or instrument of any of the foregoing, any court or arbitral tribunal, as well as any stock exchange.

“Governmental Authorization” means the approvals or consents obtained from, as well as registrations or filings made with applicable Governmental Authorities in connection with the transactions contemplated under the Transaction Documents.

“Intellectual Properties” means all pending and registered intellectual properties, industrial properties or any types of similar rights, including (i) patents and patent applications (including inventions, utilities and designs); (ii) trademark rights and trademark applications; (iii) copyrights, including the copyrights of computer software, application programs, databases, codes, documentations and similar items; (iv) trade secrets, technical secrets and know-how; (v) brand names and trade names; (vi) domain names and the main bodies thereof; and (vii) all other intellectual properties protected by Laws.

“PRC” means the People’s Republic of China (solely for the purpose of this Agreement, not including Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan).

“PRC GAAP” means the accounting principles applied to enterprises in the PRC pursuant to the PRC Laws.

“Subsidiaries” of a Person means any other Persons (other than natural persons) in respect of which such Person consolidates its own financial statements with their financial statements pursuant to the applicable accounting principles.

“Data Room” means the electronic data room to which the Seller grants the Buyer access through https://services.intralinks.com/web/index.html?clientID=1#workspace/11755975/documents for the purpose of the Transaction and in which materials related to the Target Business is stored.

“Constitutional Documents” means, with respect to a particular Person, the articles of association, business license, certificate of establishment, organization or incorporation, limited partnership agreement, trust deed, trust instrument, joint venture agreement or other similar constitutional and normative documents of such Person. Reference to “Person” in this definition does not include natural persons.

1.2	Cross-Reference of Other Definitions

Each term listed below is defined in the corresponding clause of this Agreement:

Defined Terms	Clause

“Agreement”	Preamble
“Seller”	Preamble
“Buyer”	Preamble
“BEST Network”	Preamble
“BEST Technology”	Preamble
“BEST China”	Preamble
“Seller Parties”	Preamble
“Buyer Parties”	Preamble
“Party”	Preamble

“Parties”	Preamble
“Target Business”	Recitals
“Transaction”	Recitals
“Locked Box Integration Agreement”	Recitals
“BEST Network Shares”	Clause 2.1
“BEST Express Technologies and Intellectual Properties”	Clause 2.2.1
“BEST Express Shared Technologies and Intellectual Properties”	Clause 2.2.2
“BEST Express Employees”	Clause 2.3.1
“Base Purchase Value”	Clause 2.5.1
“Closing Purchase Price”	Clause 2.5.2
“Escrow Fund Account”	Clause 2.6.1
“Escrow Period”	Clause 2.6.1
“VAT Prepayment”	Clause 2.6.1
“Receivables on Benchmark Date”	Clause 2.6.1
“VAT Refund”	Clause 2.6.2(i)
“Bad Receivables on Benchmark Date”	Clause 2.6.3(i)
“Post-Closing Adjustment”	Clause 2.6.5
“BEST Network Loans”	Clause 2.7.1
“Outstanding Amount of BEST Network Affiliated Transactions”	Clause 2.7.2
“Assigned Claims”	Clause 2.7.3
“Escrow Agent”	Clause 2.8.1
“Escrow Account”	Clause 2.8.1
“Initial Deposit”	Clause 2.9.1
“Second Deposit”	Clause 2.9.2
“Deposit”	Clause 2.9.2
“Initial Closing Purchase Price”	Clause 2.9.4
“Completion Date of Bank Account Signatory Change”	Clause 2.9.5
“Second Closing Purchase Price”	Clause 2.9.5
“Integration Department”	Clause 2.10.1(iii)
“Recipients”	Clause 2.10.2
“Leakage”	Clause 2.10.2(ix)
“Leakage Amount”	Clause 2.10.4
“Leakage Claim”	Clause 2.10.5
“Specialist”	Clause 2.10.7
“Closing Date”	Clause 2.11.1(ii)
“Closing”	Clause 2.11.1(ii)
“Enforceability Exceptions”	Clause 3.1.1(iii)
“Assets”	Clause 3.1.19
“Material Agreements”	Clause 3.1.20(i)
“Leased Real Property”	Clause 3.1.21(ii)
“Seller Transferred Funds”	Clause 4.3.1
“Functional Real Property”	Clause 4.4.1
“Anti-monopoly Review Period”	Clause 4.5.6
“Long-Stop Date”	Clause 4.9.2
“BEST Joint Fleet”	Clause 5.1.1
“Cross-border Business”	Clause 5.1.3

“Cainiao”	Clause 6.1.8
“Buyer Termination Fee”	Clause 8.2.2(i)
“Seller Termination Fee”	Clause 8.2.3(ii)
“Termination Fee”	Clause 8.2.3(ii)
“Fundamental Warranty”	Clause 9.1.1(i)
“Duration of Validity”	Clause 9.1.1(ii)
“Indemnifying Party”	Clause 9.2.1
“Indemnified Party”	Clause 9.2.1
“Loss”	Clause 9.2.1
“Third Party Claims”	Clause 9.5.1
“Dispute”	Clause 10.1.1
“Arbitration Institution”	Clause 10.2.1
“Core Employee”	Clause 11.6.1(i)
“Confidential Information”	Clause 11.7.1(iv)
“Short Form Agreements”	Clause 11.11.3

1.3	Interpretation

1.3.1	Reference

Unless the context otherwise indicates, references to clauses and exhibits herein refer to the clauses of or exhibits to this Agreement. Reference to any document (including this Agreement itself) herein refer to that document as amended, consolidated, supplemented, novated or replaced from time to time.

1.3.2	“directly or indirectly”

The expression “directly or indirectly” means “directly or indirectly through one or more intermediaries or by deed or other lawful arrangements”, and the expression “direct or indirect” shall be construed accordingly.

1.3.3	Headings

Headings in this Agreement are for convenience only and shall not affect the interpretation or construction of the terms hereof.

1.3.4	“including, without limitation”

The words “include”, “includes”, “including”, and other words of similar import are no expressions of limitation and shall be construed as if followed by the words “without limitation”.

1.3.5	Time

If a given period of time is expressed to commence from a particular date or from the date of occurrence of a particular act or event, then such period of time shall be exclusive of said date. If a matter is required to be done on or no later than a date which is not Business Day, then it must be done on or prior to the Business Day immediately following such date. Reference to a day and date herein means the corresponding date in the PRC (unless otherwise stated).

1.3.6	“in writing” or “written”

References to “in writing” or “written” herein shall include all means intended for reproducing words in a readable and storable form, including letter, e-mail and facsimile.

Section 2      Transaction

2.1	Share Transfer

Subject to the terms and conditions of the Transaction Documents, the Seller and related Seller Parties agree to sell, and the Buyer and related Buyer Parties agree to purchase, 100% of the shares in BEST Network (corresponding to the registered capital of RMB13,779,800 of BEST Network, the “BEST Network Shares”) on the specific terms set out in Exhibit I hereto.

2.2	Intellectual Property Transfer and License

2.2.1	Subject to the terms and conditions of the Transaction Documents, the Seller and related Seller Parties agree to sell and license, and the Buyer and related Buyer Parties agree to purchase, all separate intellectual properties and technologies (collectively, “BEST Express Technologies and Intellectual Properties”) listed in Schedule A hereto.

2.2.2	Subject to the terms and conditions of the Transaction Documents, the Seller and related Seller Parties shall grant one or more Entities designated by the Buyer a royalty-free license under each shared intellectual property and technology (collectively, “BEST Express Shared Technologies and Intellectual Properties”) listed in Schedule A hereto for their use in agreed term. Said license shall take effect concurrently with the transfer of BEST Express Technologies and Intellectual Properties. The Seller confirms and warrants that BEST Express Technologies and Intellectual Properties and BEST Express Shared Technologies and Intellectual Properties constitute all Intellectual Properties owned by the Seller and its Affiliates (other than any Group Company) which are necessary for their express business (including operations of Linli service stations).

2.2.3	The specific terms of the aforesaid arrangements are set out in Exhibit IV hereto.

2.3	Employee Matters

2.3.1	The Buyer and related Buyer Parties agree to properly take over and place all employees (collectively, “BEST Express Employees”) employed by BEST Technology and BEST China for the conduct of express business, as listed in Part III of Schedule A hereto, provided, however, that BEST Network, as well as the Seller Parties shall cooperate with the Buyer Parties in completing the placement of BEST Express Employees by taking such acts and executing such documents as may be required for that purpose.

2.3.2	The Buyer shall procure that the Buyer Parties and BEST Network complete the placement of BEST Express Employees in accordance with the provisions of the applicable Laws and treat such employees equally in terms of wages, benefits, employee incentives, etc., including recognizing their previous length of service in BEST Technology or BEST China following the Closing.

2.3.3	The Seller and related Seller Parties shall bear any and all costs, expenses or fees incurred in connection with the followings (for the avoidance of doubt, whether such costs, expenses or fees are incurred before or after the completion date of the Corporate Change Registration):

(i)	termination or change of the stock incentive or option agreements with BEST Express Employees;

(ii)	change of the employment agreements with BEST Express Employees before the completion date of the Corporate Change Registration;

(iii)	any extra compensation payable to any BEST Express Employees which arise out of or result from the commitments made by the Seller Parties and their Affiliates to BEST Express Employees before the completion date of the Corporate Change Registration (unless such commitments have been made with prior written consent of the Buyer or other Buyer Parties); or

(iv)	any claims, arbitration or litigation brought by any BEST Express Employee against the Group Companies, the Seller Parties or the Buyer Parties in respect of the Transaction before the completion date of the Corporate Change Registration, provided, however, that if any such claim, arbitration or litigation has been caused by any actual or attempted breach by the Buyer Parties of Clause 2.3.2, then the Buyer Parties shall be liable for all consequences, liabilities or obligations arising under such claim, arbitration or litigation.

2.3.4	The Buyer and related Buyer Parties shall bear any and all costs, expenses or fees incurred in connection with the followings:

(i)	change of the employment agreements with BEST Express Employees on or following the completion date of the Corporate Change Registration; or

(ii)	any claims, arbitration or litigation brought by any BEST Express Employee against the Group Companies or the Buyer Parties in respect of the Transaction on or following the completion date of the Corporate Change Registration.

2.3.5	Without the Buyer’s prior written consent, neither BEST Technology nor BEST China shall terminate the employment agreement with the head of any Integration Department or with any BEST Express Employee at similar level following execution of this Agreement (except that BEST Technology or BEST China may terminate the employment relationship with any such employee pursuant to the provisions of the service or employment agreement with such employee or that such employee may voluntarily resign).

2.4	Trademark License

Following the completion date of the Corporate Change Registration, the Seller and related Seller Parties grants BEST Network and the Target Business a royalty-free license under the trademark/brand “BEST Express” in the PRC on the specific terms set out in Exhibit V hereto to continue to use it in a term mutually agreed upon by the Buyer and the Seller.

2.5	Purchase Price

2.5.1	Base Purchase Value

The purchase value of the Target Business is RMB6,800,000,000 (“Base Purchase Value”).

2.5.2	Closing Purchase Price

Subject to the provisions hereof, at the Closing, the Buyer Parties shall deliver an aggregate amount (“Closing Purchase Price”) equal to:

(i)	the Base Purchase Value, minus

(ii)	the amount of assets/liabilities items agreed upon by the Buyer and the Seller as at the Benchmark Date in the Locked Box Financial Statements, which is RMB2,941,649,796 (which has excluded RMB950,000,000 of operating liabilities that the Buyer agrees to assume), minus

(iii)	the Deposits, plus

(iv)	the Seller Transferred Funds.

The amount of the Seller Transferred Funds shall be determined in accordance with the mechanism described in Clause 4.3 (Seller Transferred Funds) prior to the Closing.

2.6	Application of Escrow Funds

2.6.1	Overview

On or prior to the Closing Date, the Buyer and the Seller shall open an account (“Escrow Fund Account”) with a bank jointly designated by the Buyer and Seller, which shall be under the name of a Person designated by the Buyer and under the joint control of the Buyer designated Person and the Seller designated Person, for the purposes of, within 24 months (“Escrow Period”) following the Closing, (i) holding the VAT prepayment of RMB200,000,000 (“VAT Prepayment”) for the Buyer; (ii) securing the recoverability of the accounts receivable and other receivables (“Receivables on Benchmark Date”) of the Group Companies as at the Benchmark Date, totaling RMB688,534,980.49; and (iii) securing the payment or discharge of the payment obligations incurred by the Seller’s related Affiliates due to the guarantee obligations under any lease agreements executed by the Group Companies.

2.6.2	Application for and Payment of VAT Refund

(i)	During the Escrow Period, the Buyer Parties shall use their commercially reasonable efforts to apply to and obtain approval from the relevant Governmental Authority for VAT refund (“VAT Refund”) in relation to the business operations of the Target Business before the Benchmark Date and shall receive such approved amount of VAT Refund.

(ii)	In order to ensure that the Buyer and related Buyer Parties orderly and reasonably complete the procedures to receive the refund of any return period-end VAT overpayment not claimed by the Seller and related Seller Parties before the Benchmark Date:

(a)	No later than five (5) Business Days prior to the end of the VAT return period in each month, the Buyer shall send a draft VAT return and the schedules thereto to a contact person designated by the Seller, who shall confirm such VAT return and the schedules thereto within two (2) Business Days following the receipt thereof (for the avoidance of doubt, the Buyer shall only be obliged to submit returns and the schedules thereto in respect of the value-added tax incurred in connection with the business operations of the Target Business before the Benchmark Date).

(b)	Upon confirmation and approval by the contact person designated by the Seller, the Buyer and related Buyer Parties may submit said VAT return and the schedules thereto to the relevant Governmental Authority.

(c)	For the avoidance of doubt, the contact person designated by the Seller shall be deemed to have confirmed said draft VAT return and the schedules thereto if he/she neither confirms nor raises any objection within said time period of two (2) Business Days.

2.6.3	Application of Funds in Escrow Fund Account

(i)	If, during the Escrow Period: (A) the debtor of any Receivables on Benchmark Date is still in default on such Receivables on Benchmark Date when withdraws from the network or declares bankrupt; or (B) the debtor of such Receivables on Benchmark Date has no active business dealings with any of the Group Companies (including not depositing any funds into its account with any of the Group Companies) within six (6) months prior to the expiration of one year following the Benchmark Date and is still in default on such Receivables on Benchmark Date as at the expiration date of said time period of one year (such outstanding Receivables on Benchmark Date under the above (A) and (B) is referred to as “Bad Receivables on Benchmark Date”), then:

(a)	the Buyer shall send a written notice of the particulars of such Receivables on Benchmark Date and provide relevant materials to the Seller, which, following the receipt of such written notice and materials, shall take all necessary measures to remediate or address the circumstance with necessary assistance from the Buyer and its related Affiliates; and

(b)	if the Seller fails to resolve and recover such Bad Receivables on Benchmark Date within thirty (30) Business Days from the date of receipt of the Buyer’s written notice and the aggregate amount of such Bad Receivables on Benchmark Date exceeds the amount (i.e. RMB127,801,418.17) of the provisions for bad receivables set aside on the Benchmark Date, then the Seller shall pay a sum equal to the amount of the excess of such Bad Receivables on Benchmark Date over said provisions for bad receivables out of the funds in the Escrow Fund Account into an account designated by the Buyer until the VAT Prepayment in the Escrow Fund Account has been exhausted.

(c)	In the circumstance described in Clause 2.6.3(i)(b) above, the Buyer’s related parties shall enter into agreements on assignment of claims with the Seller’s related parties, whereby relevant Bad Receivables on Benchmark Date shall be freely assigned to the Seller’s related parties in whole so that the Seller’s related parties retain the right to continue to recover and pursue remedies in respect of such Bad Receivables on Benchmark Date.

(d)	No Receivables on Benchmark Date which have become unrecoverable due to any acts (including terminating any franchisee partner) of the Buyer and its related Affiliates shall be debited to the Escrow Fund Account pursuant to this Clause 2.6.

(ii)	If, on the earlier of (x) the date when the Buyer releases the Seller’s related parties from all guarantee provided for the obligations of the Group Companies under any sortation center lease agreement and (y) the end date of the Escrow Period, any Group Company fails to perform the obligations under any sortation center lease agreement, as a result of which the Seller or its Affiliates (other than any Group Company) shall undertake payment obligations arising out of any guarantee obligations, then:

(a)	the Seller shall send a written notice of the particulars of the payment obligations arising out of such guarantee obligations and provide relevant materials to the Buyer, which, following the receipt of such written notice and materials, shall take all necessary measures to remediate or address the circumstance with necessary assistance from the Seller and its related Affiliates; and

(b)	if the Buyer fails to resolve and perform its obligations under the concerned lease agreement within thirty (30) Business Days from the date of receipt of the Seller’s written notice and the Seller or its Affiliates (other than any Group Company) have actually performed the payment obligations arising out of their corresponding guarantee obligations, then the Seller shall have the right to pay a sum equal to the amount of the payment obligations so incurred and performed out of the funds in the Escrow Fund Account into an account designated by the Seller until the VAT Prepayment in the Escrow Fund Account has been exhausted.

(iii)	If, during the Escrow Period, the relevant Governmental Authority approves any VAT Refund, then once such VAT Refund has actually been received, the Buyer shall immediately notify the Seller and within ten (10) Business Days upon receipt of such VAT Refund, shall pay a sum equal to the amount of such VAT Refund out of the funds in the Escrow Fund Account into an account designated by the Seller.

(iv)	If, as at the end of the Escrow Period, no VAT Refund has been approved or actually received, then the VAT Prepayment, as well as any other balance in the Escrow Fund Account shall be refunded to the Buyer’s account within ten (10) Business Days following the end of the Escrow Period.

(v)	If there is still any balance in the Escrow Fund Account as at the end of the Escrow Period, then such balance shall be refunded to the Buyer’s account within ten (10) Business Days following the end of the Escrow Period.

2.6.4	If the aggregate amount of VAT Refund approved by the relevant Governmental Authority and actually received within the Escrow Period exceeds the difference of (i) the VAT Prepayment minus (ii) the accumulated amount of Bad Receivables on Benchmark Date (if any), neither the Buyer nor any related Buyer Parties shall be under obligation to pay the amount of any such excess to the Seller and related Seller Parties. For the avoidance of doubt, the interest and other proceeds derived from the funds in the Escrow Fund Account shall be vested in a Person designated by the Buyer.

2.6.5	The accumulated amount of VAT Refund actually received and paid to the Seller and related Seller Parties pursuant to this Clause 2.6 (Application of Funds in Escrow Fund Account), as well as the accumulated amount paid to the Buyer against excess Bad Receivables on Benchmark Date constitute post-closing adjustment (“Post-Closing Adjustment”), the amount of which shall not exceed the amount of the VAT Prepayment. The adjusted Closing Purchase Price shall be the final purchase price hereunder.

2.7	Performance and Discharge of Intercompany Loans

2.7.1	Since its establishment, BEST Network has borrowed loans from the Seller’s related Affiliates for the purpose of meeting the needs of its daily operations. The total amount of the outstanding loans borrowed by BEST Network from the Seller’s related Affiliates (as listed in Part (I) of Attachment I to Exhibit II hereto) as at the Benchmark Date is RMB5,122,715,319 (“BEST Network Loans”).

2.7.2	Since its establishment, BEST Network has purchased various services from the Seller and its related Affiliates, and has not paid off all prices due under such affiliated transactions. The outstanding amount of BEST Network’s affiliated transactions with the Seller and its related Affiliates (as listed in Part (II) of Attachment I to Exhibit II hereto) is RMB472,236,861 (“Outstanding Amount of BEST Network Affiliated Transactions”).

2.7.3	From the execution date hereof, the Seller shall procure that BEST Network shall not pay any BEST Network Loans or Outstanding Amount of BEST Network Affiliated Transactions in advance without the Buyer’s prior written consent. On the completion date of the Corporate Change Registration, all of the Seller and its related Affiliates agree to assign to an Entity designated by the Buyer the BEST Network Loans, Outstanding Amount of BEST Network Affiliated Transactions and Seller Transferred Funds (subject to VAT Prepayment related adjustment) (“Assigned Claims”) to which they are entitled from the Group Companies in whole at such price and on such terms as set out in Exhibit II hereto, and the Buyer agrees to cause such designated Entity to take over the Assigned Claims on the same date.

2.7.4	The specific terms of the aforesaid arrangements are set out in Exhibit II hereto.

2.8	Escrow Arrangement

2.8.1	Upon execution of this Agreement, the Buyer designated Person and the Seller designated Person shall, as soon as reasonably practical, but in no event later than five (5) Business Days prior to the Closing Date, enter into a Transaction Fund Escrow Agreement or similar fund escrow agreement with the Industrial and Commercial Bank of China or such other bank (“Escrow Agent”) as may be jointly designated by the Buyer and the Seller, pursuant to which the Seller shall open an Escrow Account (“Escrow Account”) with the Escrow Agent in the name of an Entity designated by the Buyer.

2.8.2	For the avoidance of doubt, the costs and expenses incurred in connection with the opening and maintenance of the Escrow Account, including but not limited to the Escrow Agent charges, notary fees, fund transfer charges or other handling charges (if any), shall be equally split between the Buyer designated Person and the Seller designated Person.

2.8.3	The ownership of the interest and other proceeds derived from the funds in the Escrow Account shall be determined according to the recipient of such funds upon the final release thereof. Specifically:

(i)	If any portion of such funds should be refunded to the Buyer or an Entity designated by it upon the final release thereof, then the interest and other proceeds derived from such portion shall be vested in the Buyer or such designated Entity; or

(ii)	If any portion of such funds should be paid to the Seller or an Entity designated by it upon the final release thereof, then the interest and other proceeds derived from such portion shall be vested in the Seller or such designated Entity.

2.9	Payment Arrangement

2.9.1	On September 24, 2021, JITU Express Co., Ltd. has remitted RMB340,000,000 (equivalent to 5% of the Base Purchase Value) (“Initial Deposit”) into the bank account designated by the Seller.

2.9.2	Within three (3) Business Days upon execution of this Agreement, the Buyer Parties shall remit RMB680,000,000 (equivalent to 10% of the Base Purchase Value) (“Second Deposit”, collectively with the Initial Deposit, “Deposits”) into the bank account designated by BEST Network by wire transfer of immediately available funds. The Second Deposit will be paid to the BEST Network designated bank account by the Buyer for the account of the Seller as the Seller Transferred Funds. Within one (1) Business Day following receipt of the full amount of the Second Deposit from the Buyer Parties, the Seller will issue a payment receipt to the Buyer.

2.9.3	On the Closing Date,

(i)	the Buyer Parties shall transfer the Closing Purchase Price (as calculated according to Clause 2.5.2 (Closing Purchase Price)) into the Escrow Account by wire transfer of immediately available funds, provided, however, that (a) the Buyer shall have received all closing documents to be delivered by the Seller Parties pursuant to Clause 2.12 and that (b) the Representatives of the Buyer and the Seller shall have been preparing for filing an application for Corporate Change Registration in the office of the Administration for Industry and Commerce;

(ii)	provided that (a) the Closing Purchase Price has been received into the Escrow Account and that (b) the Seller has received all closing documents to be delivered by the Buyer Parties pursuant to Clause 2.13, as well as all materials required for completing Corporate Change Registration, the Seller Parties shall immediately file an application for Corporate Change Registration with the Administration for Industry and Commerce and shall deliver to the Buyer the written receipt issued by the Administration for Industry and Commerce certifying that all materials required for completing Corporate Change Registration have been submitted to and accepted by it.

The Buyer and the Seller shall procure and ensure that (i) and (ii) above shall take place successively in the aforesaid order at nearly the same time on the Closing Date.

2.9.4	Subject to the provisions of Clause 2.9.6 and Clause 2.15, on the date of completion of Corporate Change Registration and upon satisfaction of all conditions set out in Clause 6.4, the Buyer and related Buyer Parties, as well as the Seller and related Seller Parties shall instruct the Escrow Agent to release 95% (“Initial Closing Purchase Price”) of the total amount of the Closing Purchase Price from the Escrow Account, which shall be transferred into the bank account designated by the Seller (by prior written notice given to the Buyer) within two (2) Business Days from the date of completion of Corporate Change Registration.

2.9.5	Within one (1) Business Day from the date of satisfaction (“Completion Date of Bank Account Signatory Change”) of the conditions set out in Clause 6.5, the Buyer and related Buyer Parties, as well as the Seller and related Seller Parties shall instruct the Escrow Agent to release the remaining 5% (“Second Closing Purchase Price”) of the total amount of the Closing Purchase Price from the Escrow Account, which shall be transferred into the bank account designated by the Seller (by prior written notice given to the Buyer) within two (2) Business Days from the date of the release instruction given to the Escrow Agent.

2.9.6	Notwithstanding anything contained herein to the contrary, unless the Seller or its Affiliates (other than any Group Company) have provided the Buyer with a bank guarantee of the same amount as the Guarantee from Group Companies and reasonably satisfactory to the Buyer by the completion date of the Corporate Change Registration, upon the Seller’s instruction, the portion of the Initial Closing Purchase Price that is equal to the Guarantee from Group Companies shall be transferred into:

(i)	the account of relevant creditors in favor of which the Guarantee from Group Companies has been provided so as to pay the corresponding Liabilities or Contingent Liabilities; or

(ii)	a bank account under the name of a Person designated by the Seller and under the joint control of the Buyer designated Person and the Seller designated Person, and immediately upon the Seller having released the Group Companies from any guarantee obligations with respect to the Guarantee from Group Companies, a sum equal to the amount of such released guarantee obligations shall be paid from such bank account to an account designated by the Seller.

(iii)	For the avoidance of doubt, the Seller’s obligations under this Clause 2.9.6 and the Buyer’s obligations under Clause 4.7.3 are conditional on each other. The Seller’s performance of its obligations under this Clause 2.9.6 is subject to the Buyer’s performance of its obligations under Clause 4.7.3.

2.9.7	The aggregate amount of the Deposits and the Closing Purchase Price shall be allocated as follows:

(i)	transfer of RMB13,779,800 into the accounts designated by the shareholders of BEST Network as the consideration for the sale of BEST Network Shares;

(ii)	transfer of RMB120,000,000 (subject to adjustment made based on the valuation of BEST Express Technologies and Intellectual Properties by a valuer jointly designated by the Buyer and the Seller following the execution of this Agreement) into the account designated by BEST Technology as the consideration for the sale of BEST Express Technologies and Intellectual Properties; and

(iii)	payment of the Closing Purchase Price plus the Deposits minus RMB133,779,800 as the consideration for the assignment of the Assigned Claims pursuant to Clause 2.7 (Performance and Discharge of Intercompany Loans).

2.10	Locked Box Mechanism

2.10.1	Integration Working Group

(i)	Subject to the provisions of the applicable anti-monopoly Laws, as well as the considerations about the business competition between the Buyer Parties and the Seller Parties, upon execution of this Agreement, the Buyer and the Seller shall jointly form an integration working group which shall be responsible for ensuring that the Target Business remains operating normally before the Corporate Change Registration and that the Closing successfully takes place.

(ii)	The Parties acknowledge that normal communications regarding the Target Business made between the members assigned by the Buyer Parties to the integration working group and the Core Employees for the purpose of integration shall not constitute a breach by the Buyer Parties of the obligations under Clause 11.6 (Non-solicitation).

(iii)	The integration working group shall only be involved in the work of the following functions/work lines: network management, operations, monitoring, major account, administration, risk control, transportation capacity, R&D, general manager’s office, legal, financial and HR (collectively, “Integration Departments”).

(iv)	The Buyer and the Seller shall respectively assign 1 to 3 Persons to each of the aforesaid Integration Department. The Locked Box Integration Agreement specifically provides for the organizational structure and operating mechanism of the integration working group, etc.

(v)	Within three (3) Business Days upon execution of this Agreement, the Seller shall incorporate the member(s) assigned by the Buyer to the integration working group into the approval processes for use of the common seals of and for disbursement by the Group Companies pursuant to the provisions of Sections 2.1(2) and 4.2(1) of the Locked Box Integration Agreement.

(vi)	From the execution date hereof through the completion date of the Corporate Change Registration, the Seller shall, and shall through reasonable efforts procure that its Affiliates shall, operate the Target Business consistently with their customary practices, maintain the current organization of the Target Business complete, maintain the current state (other than normal wear and tear) of all assets and properties owned or used by the Target Business, retain and maintain the services of the employees of the Target Business, and maintain their relationships with customers, suppliers, licensors, licensees, contractors, distributors and other Persons which have business dealings with them.

(vii)	From the execution date hereof through the completion date of the Corporate Change Registration, the Seller Parties shall procure that the Group Companies act in accordance with the provisions of the Locked Box Integration Agreement.

2.10.2	From the Benchmark Date (exclusive) through the completion date (inclusive) of the Corporate Change Registration, the Seller warrants to and undertakes with the Buyer that, save and except for the Permitted Leakage(s) agreed in Schedule C hereto (for the avoidance of doubt, the Leakage(s) and Permitted Leakage(s) agreed in this Clause 2.10 are applicable only between the Group Companies and the Seller and/or its Affiliates (other than any Group Company) (collectively, “Recipients”) and/or Network Franchisees):

(i)	no Group Company has or will declare or pay any dividend or other profit distributions to the Recipients or distribute any Assets among the Recipients;

(ii)	no Group Company has or will create, issue, redeem, repurchase or repay any of its Equity Securities or debt capital, thus resulting in any payment made to or any payment obligations to the Recipients;

(iii)	no Group Company has or will transfer any Assets, rights or other interests to the Recipients, nor has or will it transfer or otherwise encumber any Assets, rights or other interests for the benefit of the Recipients;

(iv)	no Group Company has or will assume or incur (or provide any indemnity, security or guarantee in respect of), discount, defer, waive, release or otherwise modify (whether or not conditionally) any borrowings, Liabilities or obligations for the benefit of the Recipients;

(v)	no Group Company has or will commit to Network Franchisees or incur any Liabilities or obligations occurring prior to the execution date hereof but not reflected in the Locked Box Financial Statements (other than those incurred in the same way as the Liabilities or obligations related to Network Franchisees as recognized in the Locked Box Financial Statements), nor will it commit to Network Franchisees any Liabilities or obligations without prior written consent of the panel of the integration working group following the execution date hereof;

(vi)	no Group Company has or will, whether directly or through its Representatives, make any payments to or for the benefit of the Recipients, including payment of management costs, service fees and other fees and bonuses payable to shareholders or directors or amounts of similar nature;

(vii)	no Group Company has or will, whether for its own account or for the account of the Recipients, pay any fees or costs incurred in connection with the Transaction or any conduct contemplated hereunder, including any professional consultant fees and expenses, bonuses arising out of the consummation of the Transaction or other payments;

(viii)	the Seller has not and will not, whether directly or through any Recipients, agree or undertake to engage in any matters described in (i) through (vii) above; and

(ix)	there is no Tax payable arising out of the matters described in (i) through (vii) above (the matters described in (i) through (viii) above, “Leakages”).

2.10.3	If the Seller be aware of any Leakage at any time during the period from the Benchmark Date (exclusive) through the completion date (inclusive) of the Corporate Change Registration, the Seller shall notify the Buyer of such Leakage in writing within one (1) Business Day; all Leakages occurring during the period from Benchmark Date (exclusive) through the execution date (inclusive) of this Agreement are disclosed in Schedule D hereto.

2.10.4	Subject to Clause 2.10.6, if the Seller should breach the provisions of Clause 2.10.2, the Seller undertakes that upon demand by the Buyer, the Seller will make indemnification to the Buyer in the amount calculated at the value (as determined on a “RMB1 for RMB1” basis, “Leakage Amount”) of the cash or cash equivalents obtained by the Recipients from such breach plus the interest accrued on the Leakage Amount (calculated on a daily basis at the interest rate applicable to bank deposits of the same term) from the date of occurrence (inclusive) thereof through the actual date of payment (exclusive) of such indemnification.

2.10.5	The claim (“Leakage Claim”) set out in Clause 2.10.4 is the sole remedy available to the Buyer Parties in respect of the Seller’s breach of the provisions of Clause 2.10.2. The Buyer’s claim under this Clause 2.10 is not subject to any limitations on the Seller’s indemnification set out in Section 9 below.

2.10.6	The Seller shall be under no obligation to make indemnification to the Buyer pursuant to the provisions of Clause 2.10.4, unless within six (6) months from the completion date of the Corporate Change Registration, it receives from the Buyer a written notice of Leakage Claim, stating the cause of the asserted Leakage Claim and specifying the amount payable by the Seller in respect thereof to the extent reasonably practical, as well as sufficient evidentiary materials and evidences proving the occurrence of the asserted Leakage Claim.

2.10.7	Any dispute arising between the Buyer and the Seller over the Leakage Amount in any Leakage Claim shall, upon mutual agreement by the Buyer and the Seller, be submitted to Deloitte or KPMG (“Specialist”) for determination within fifteen (15) days (or such longer period as may be agreed upon by the Buyer and the Seller). The Buyer and the Seller shall provide the Specialist with all information as may be reasonably requested in connection with the determination of such dispute, and to the extent deemed appropriate by it, the Specialist is authorized to render a decision about such dispute based on such information, as well as the accounting and other records of the Group Companies. The fees and expenses in connection with the Specialist shall be equally split between the Buyer and the Seller.

2.10.8	For the avoidance of doubt, in case that the Closing of the Transaction does not complete, the Seller shall not be liable to the Buyer for any Leakage Claim.

2.11	Closing

2.11.1	Closing Date

(i)	Upon satisfaction of all Closing Conditions (or waiver thereof by written notice by the relevant Party which is entitled to waive such condition(s)), the Parties shall commence the Closing hereunder.

(ii)	The closing of the Transaction shall take place on or prior to the fifth (5th) Business Day following satisfaction of all Closing Conditions (or waiver thereof by written notice by the relevant Party which is entitled to waive such condition(s)) or on such other date (“Closing Date”) as may be agreed upon by the Seller and the Buyer in writing (“Closing”).

2.11.2	Closing

(i)	On the Closing Date, the Buyer Parties and the Seller Parties shall perform and complete all actions set out in Clause 2.9.3 (Payment Arrangement on Closing Date).

(ii)	On the Closing Date, provided that the Buyer Parties and the Seller Parties have completed all actions set out in Clause 2.9.3 (Payment Arrangement on Closing Date), the Seller Parties and BEST Network shall file an application for change of the value-added telecommunications services license of BEST Network (reflecting the shareholder(s) of BEST Network following consummation of the Transaction, as well as the appointment of a Person designated by the Buyer as new legal representative of BEST Network) through the Telecom Service Market Integrated Administration Information System (https://tsm.miit.gov.cn).

(iii)	On the completion date of the Corporate Change Registration, (a) the Seller Parties and the Buyer Parties shall instruct the Escrow Agent to release the Initial Closing Purchase Price from the Escrow Account pursuant to the provisions of Clause 2.9.4 (Release of Initial Closing Purchase Price); and (b) the Buyer Parties shall deliver to the Seller a copy of the bank remittance receipt evidencing that the full amount of the Initial Closing Purchase Price has been transferred into the account designated by the Seller.

(iv)	Within one (1) Business Day upon receipt by the Seller Parties and their related Persons of the full amount of the Initial Closing Purchase Price from the Buyer Parties, the Seller shall issue a payment receipt to the Buyer.

(v)	Within one (1) Business Day from the Completion Date of Bank Account Signatory Change, (a) the Seller Parties and the Buyer Parties shall instruct the Escrow Agent to release the Second Closing Purchase Price from the Escrow Account pursuant to the provisions of Clause 2.9.5 (Release of Second Closing Purchase Price); and (b) the Buyer Parties shall deliver to the Seller a copy of the bank remittance receipt evidencing that the full amount of the Second Closing Purchase Price has been transferred into the account designated by the Seller.

(vi)	Within one (1) Business Day upon receipt by the Seller Parties and their related Affiliates of the full amount of the Second Closing Purchase Price from the Buyer Parties, the Seller shall issue a payment receipt to the Buyer.

2.12	Closing Documents Delivered by the Seller

At the Closing, the Seller shall deliver, or cause to be delivered, the following documents to the Buyer:

2.12.1	a certificate signed by the chairman or authorized representative of the Seller and affixed with the Seller’s common seal, certifying that all matters set out in Clause 6.1 (Conditions to Obligations of the Buyer Parties) have been satisfied;

2.12.2	all other approvals, certificates and other documents required to be delivered to certify that Clause 6.1 (Conditions to Obligations of the Buyer Parties) has been satisfied;

2.12.3	all closing deliverables listed in the Closing Handover Checklist attached hereto as Exhibit VIII shall have been verified and confirmed to be complete by the Buyer and the Seller and stored in a location designated by the Seller in a way acceptable to both the Buyer and the Seller;

2.12.4	all documents required for completing the Corporate Change Registration;

2.12.5	copies of all materials described in Clause 6.1.5; and

2.12.6	Transaction Documents as duly executed by the Seller Parties and other related parties (other than any Buyer Parties).

2.13	Closing Documents Delivered by the Buyer

At the Closing, the Buyer shall deliver, or cause to be delivered, the following documents to the Seller:

2.13.1	a copy of the bank receipt certifying that the Buyer Parties have deposited a sum equal to the amount of the Closing Purchase Price into the Escrow Account;

2.13.2	a certificate signed by the chairman or authorized representative of the Buyer and affixed with the Buyer’s common seal, certifying that all matters set out in Clause 6.2 (Conditions to Obligations of the Seller Parties) have been satisfied;

2.13.3	all other approvals, certificates and other documents required to be delivered to certify that Clause 6.2 (Conditions to Obligations of the Seller Parties) has been satisfied; and

2.13.4	Transaction Documents as duly executed by the Buyer Parties and made effective.

2.14	Corporate Change Registration

Each Party shall, and shall procure that its related Affiliates, make best reasonable efforts to complete the Corporate Change Registration as soon as reasonably practical, including executing necessary documents and providing necessary information.

2.15	Commencement of Rights and Obligations

2.15.1	From the completion date of the Corporate Change Registration, JITU Express Co., Ltd. shall have the ownership of the shares it acquires in the Group Companies through the Transaction.

2.15.2	In the event of any inconsistency between any provisions of or relationship involving rights and obligations set out in Exhibit I hereto and this Agreement, the provisions in this Agreement shall prevail.

2.15.3	The Seller shall bear any and all liabilities owing to the Group Companies which arise out of any acts of the Seller Parties and their Affiliates during the period from the Closing Date through the completion date of the Corporate Change Registration.

2.15.4	The commencement date of the rights and obligations related to the transfer of BEST Express Technologies and Intellectual Properties is set out in Exhibit IV hereto.

Section 3      Representations and Warranties

3.1	Representations and Warranties of the Seller Parties

Except as disclosed in Schedule D hereto (the disclosure letter attached hereto as Schedule D shall explain all exceptions in reasonable detail and provide reasonable details about the relevant facts. Its structure shall correspond to the letter and number assigned to each paragraph in this Clause 3.1. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, any disclosures made by the Seller and related Seller Parties to the Buyer Parties following the execution date hereof and agreed by the Buyer (the Buyer shall not unreasonably withhold) also constitute exceptions to the representations, warranties and covenants made by the Seller and related Seller Parties hereunder), the Seller and related Seller Parties severally and jointly represent and warrant to the Buyer Parties that as of the execution date hereof, as well as the Closing Date (except for such representations and warranties which by their express provisions are made as of a specified date or in relation to a specified period, in which case, as of such date or in relation to such period):

3.1.1	Incorporation and Authorization

(i)	Each of the Seller Parties and BEST Network has been duly incorporated and validly exists under the applicable Laws and has all necessary rights and authority to own, operate and lease its assets and to conduct its business in all material aspects.

(ii)	Each of the Seller Parties and BEST Network has the requisite power and authority and has taken all actions necessary to execute, deliver and perform all Transaction Documents to which it is a party, and the Person(s) signing such Transaction Documents on its behalf have obtained all necessary authorizations required for him/them to do so.

(iii)	This Agreement and all other Transaction Documents to which the Seller Parties and BEST Network are parties when duly executed will each constitute valid and legally binding obligation of the Seller Parties and BEST Network, be enforceable against them in accordance with their respective terms, except as enforceability may be affected by bankruptcy, fraudulent transfer, bankruptcy reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights (“Enforceability Exceptions”).

3.1.2	Structures of the Seller Parties and BEST Network

The shareholding relationship and VIE structure among the Seller Parties and BEST Network as at the execution date hereof are set out in Schedule E attached hereto.

3.1.3	Ownership Structure of BEST Network

(i)	Paragraph 3.1.3(i) of the disclosure letter attached hereto as Schedule D presents a complete organizational structure chart of each Group Company, which is a limited liability company duly incorporated and validly existing under the PRC Laws. BEST Network is the legal owner of one hundred percent (100%) of the shares in each of its Subsidiaries.

(ii)	Except as set out in Paragraph 3.1.3(ii) of the disclosure letter attached hereto as Schedule D, each Group Company has lawfully obtained, and will maintain valid throughout the term hereof, all necessary Permits required for (a) owning, using, operating, leasing, licensing or disposing of its properties and assets (tangible or intangible); and (b) lawfully carrying on its business as currently conducted, except where the failure to obtain or renew/extend any such Permit would not (a) have any substantial adverse effect on its ability to perform the Transaction Documents to which it is a party or (b) have a Material Adverse Effect.

(iii)	Except for the Group Companies listed in Paragraph 3.1.3(iii) of the disclosure letter attached hereto as Schedule D, as well as Hangzhou BEST Linli Business Management Consulting Co., Ltd., (a) BEST Network does not directly or indirectly hold, or have any right to acquire, any shares or other investment interests in any Person, whether as holder of record or beneficial owner thereof; and (b) no Group Company has agreed to acquire any interests in, or merge or combine with, any other Entity.

3.1.4	Target Business

The Target Business will continue to operate consistently with past custom and practice. The Group Companies, BEST Express Technologies and Intellectual Properties, BEST Express Shared Technologies and Intellectual Properties and BEST Express Employees constitute all Entities, assets and staff used by the Seller for conducting express business (including operations of Linli service stations) in the PRC.

3.1.5	Transferred Shares

(i)	Lili He, Wei Chen and Hangzhou Ali Venture Capital Co., Ltd. lawfully hold 36.285%, 36.285% and 27.43% of the shares in BEST Network respectively as nominee shareholder. The Seller and BEST Technology Control BEST Network through BEST Network VIE Agreements.

(ii)	(a) The registered capital of each Group Company has been fully paid-up, and to the Knowledge of the Seller Parties, no shareholder of any Group Company has fraudulently made capital contribution to or illegally withdrawn its capital contribution from or evaded its obligation to make capital contribution to such Group Company in any ways; (b) no Group Company has promised its employees in writing or orally any rights to subscribe its shares, stock options, dividend rights or other similar rights; and (c) no Group Company has the obligation to repurchase, redeem or otherwise acquire any shares.

(iii)	Except BEST Network VIE Agreements and agreement in the Transaction Documents, the shares in each Group Company are free and clear of any Encumbrance, and there is no trust, nominee shareholding arrangement, priority, option, warrant, convertible securities or other contract, arrangement or commitment which would result in any obligation of any Group Company to issue, assign or transfer any Equity Securities.

(iv)	All previous changes in ownership structure (including share transfers and capital increases) of each Group Company are legal and valid, in connection with which all required approval, registration, filing and other procedures have been performed in all material aspects, and in the case of any share transfer or capital increase, the share transfer price or increased capital contribution has been fully paid in accordance with the provisions of the applicable contract.

(v)	There is no contract concerning the corporate governance of or shareholder’s rights (including exercise of voting right and sharing of financial interests) in any Group Company.

3.1.6	Financial Information

(i)	The Financial Statements have been prepared based on the books of accounts and other financial records of the Group Companies, and the Financial Statements furnished by the Seller to the Buyer give a true and fair view of the financial conditions and operating results of the Group Companies in the corresponding accounting periods.

(ii)	The Locked Box Financial Statements listed in Schedule B hereto have been prepared based on the books of accounts and other financial records of the Group Companies. The Locked Box Financial Statements give a true and fair view of the financial condition and operating result of BEST Network as at the Benchmark Date, include all Liabilities and Contingent Liabilities of BEST Network, contain no omission or inaccuracy as to revenue, disbursement, asset, Liability or Contingent Liability in any material aspects, and contain no non-recurring, one-time or abnormal item which might result in the financial condition and operating results of BEST Network as reflected therein being fraudulent or misleading in any material aspects.

3.1.7	Undisclosed Liabilities and Contingent Liabilities

The Group Companies have no Liabilities or Contingent Liabilities except for (i) any Liabilities which have been disclosed, or for which provisions have been made, in the Locked Box Financial Statements as at the Benchmark Date; (ii) any Liabilities incurred within the monthly budgets approved by the panel of the integration working group following the Benchmark Date; (iii) any Contingent Liabilities disclosed in Paragraph 3.1.7 of the disclosure letter attached hereto as Schedule D; and (iv) any Liabilities incurred hereunder or with prior written consent of the panel of the integration working group, other than those described in (ii) above.

3.1.8	Approvals and Consents

(i)	Except for approval of change of the value-added telecommunications services license and the courier service operation permit of BEST Network, as well as the Corporate Change Registration, no consent, approval of, or exemption from any Governmental Authority or any third party, or filing with any Governmental Authority, or notice to any third party is required in connection with the execution, delivery and performance of the Transaction Documents by the Seller Parties and BEST Network, except where the failure to obtain or make any such consent, approval, filing or exemption or to give any such notice would not have any substantial adverse effect on the ability of the Seller Parties and BEST Network to perform the Transaction Documents to which they are parties.

(ii)	The Seller Parties have obtained all internal approvals required in connection with the Transaction and have provided the Buyer with the copies thereof.

3.1.9	No Conflict

The execution, delivery and performance of the Transaction Documents by the Seller Parties and BEST Network do not and will not:

(i)	contravene or conflict with any provisions of their Constitutional Documents; or

(ii)	contravene or conflict with any PRC Laws or Governmental Decrees; or

(iii)	contravene or conflict with any legally binding contracts or agreements to which the Seller Parties and BEST Network are parties (other than any breach by the Seller Parties of the obligations under the currently effective agreements to which they are parties due to any breach by the Buyer Parties of any representations, warranties and covenants hereunder);

(iv)	except where any contravention or conflict described in (ii) or (iii) above would not, individually or in the aggregate, have (a) any substantial adverse effect on the ability of the Seller Parties and BEST Network to perform the Transaction Documents to which they are parties or (b) a Material Adverse Effect.

3.1.10	Intellectual Properties

(i)	Paragraph 3.1.10(i) of the disclosure letter attached hereto as Schedule D and Exhibit IV hereto contain lists of all Intellectual Properties the Group Companies own or have been licensed to use by their respective owners, BEST Express Technologies and Intellectual Properties, as well as BEST Express Shared Technologies and Intellectual Properties. At the Closing, said Intellectual Properties will enable the Target Business to operate normally in a way consistent with past customary practice.

(ii)	With regard to the Intellectual Properties owned by any Group Company, or BEST Express Technologies and Intellectual Properties or BEST Express Shared Technologies and Intellectual Properties owned by any of the Seller Parties, the respective Group Company or as the case may be, the respective Seller Party is the legal and sole owner of such Intellectual Properties, free and clear of any Encumbrance. With regard to the Intellectual Properties that the Group Company has been licensed to use by their respective owners, the respective Group Company has the legal right to use such Intellectual Properties.

(iii)	There exists no Action pending or to the Knowledge of the Seller Parties, threatened in all material aspects that challenges the validity, enforceability, scope of or any other aspects of any BEST Express Technologies and Intellectual Properties and BEST Express Shared Technologies and Intellectual Properties or the Intellectual Properties used by the Group Companies, and none of BEST Express Technologies and Intellectual Properties and BEST Express Shared Technologies and Intellectual Properties and/or the Intellectual Properties used by the Group Companies has ever been held invalid or unenforceable in whole or in part for any reason whatsoever in any Actions.

(iv)	No Group Company has infringed upon the Intellectual Properties of any third party in the course of business, nor does there exist any pending or to the Knowledge of the Seller Parties, prospective Action instituted against any Group Company by any Governmental Authority alleging such infringement. To the Knowledge of the Seller Parties, no infringement by any Person upon the Intellectual Properties owned by the Group Companies or upon BEST Express Technologies and Intellectual Properties and BEST Express Shared Technologies and Intellectual Properties in any material aspects.

(v)	The Group Companies and the Seller Parties have taken commercially reasonable actions to protect and maintain (i) all material Intellectual Properties owned and/or used by the Group Companies and BEST Express Technologies and Intellectual Properties and BEST Express Shared Technologies and Intellectual Properties and (ii) the integrity and security of their respective important software, systems, network and databases, and to the Knowledge of the Seller Parties, there exists no material infringement upon or breach in relation to the foregoing items.

3.1.11	Bankruptcy & Liquidation

(i)	There exists no action taken against any Group Company with a view to liquidating or instituting bankruptcy proceedings against it, or declaring it insolvent, or appointing a liquidation committee for its Assets or business.

(ii)	No creditors’ meeting has been held or is expected to be held in any Group Company, and no Governmental Authority has rendered a decision or made a public statement declaring any Group Company bankrupt.

3.1.12	Compliance with Laws

(i)	In at least five years prior to the execution date of this Agreement, each Group Company has complied with all applicable Laws in all material aspects; and the Target Business has been carried out in compliance with the Laws of the jurisdiction where such business are incorporated, as well as where such business are operated;

(ii)	Except as disclosed in Paragraph 3.1.12(ii) of the disclosure letter attached hereto as Schedule D, each Group Company has obtained and complied with all Permits required for it to conduct business in the jurisdiction where it is incorporated, as well as where it operates in all material aspects, and all such Permits are in the term of validity and of full legal effect;

(iii)	To the Knowledge of the Seller Parties, there is no pending investigation, review or judicial process that might result in any such Permit being suspended, revoked, modified or annulled;

(iv)	Paragraph 3.1.12(iv) of the disclosure letter attached hereto as Schedule D discloses the information on all Permits, to the Knowledge of the Seller Parties, which have been obtained by Network Franchisees in connection with their business dealings with the Group Companies as at October 25, 2021, and all such Permits obtained by Network Franchisees in their own names are in the term of validity and of full legal effect.

3.1.13	Litigation

Except as disclosed in Paragraph 3.1.13 of the disclosure letter attached hereto as Schedule D, there exist no claims, recourse, litigation, arbitration, enforcement procedures, administrative proceedings, queries, governmental investigation or other proceedings outstanding, pending or to the Knowledge of the Seller Parties, threatened which are against any Group Company or affect any Assets of the Group Companies or the Target Business, or affect the legality or enforceability of this Agreement and the transactions contemplated hereunder and involve an amount exceeding RMB1,000,000 individually or which arise out of the disputes between the Group Companies and Network Franchisees and involve an amount exceeding RMB10,000,000 in the aggregate or which may have Material Adverse Effect.

3.1.14	Tax Matters

(i)	No Group Company has violated any applicable Tax Laws in any material aspects.

(ii)	Each Group Company has performed its Tax payment obligations according to Laws in all material aspects.

(iii)	Each Group Company has submitted to the relevant taxation authority all material tax returns, reports and notices required in connection with its Tax obligations in accordance with the applicable Laws.

(iv)	There exists no pending dispute, tax settlement, claim or investigation made or raised by any Governmental Authority in respect of any material Tax obligations of any Group Company, nor to the Knowledge of the Seller Parties does there exist any material dispute, tax settlement, claim or investigation.

(v)	Each Group Company will continue to be entitled to all tax credits and concessions, as well as fiscal refunds, subsidies and incentives to which it is entitled as at July 31, 2021, and to the Knowledge of the Seller Parties, no such tax credit or concession, or fiscal refund, subsidy or incentive will be terminated, suspended, withdrawn or reduced as a result of the Transaction.

3.1.15	Affiliated Transactions

(i)	Except for the Liabilities disclosed in the Locked Box Financial Statements, there exists no Liability owed to any Group Company by any current shareholder, director or officer of any Group Company or by any Family Member of any such shareholder, director or officer or by any other Affiliate of the Seller or any Group Company.

(ii)	Except for the affiliated transactions disclosed in Exhibit II hereto, no Group Company has entered into any transactions with any of said Persons.

(iii)	All outstanding affiliated transactions between the Group Companies and their Affiliates have been entered into on customary commercial terms and fair and reasonable conditions, and no Group Company has suffered from Material Adverse Effect resulting from such affiliated transactions.

(iv)	For the avoidance of doubt, reference to material affiliated transactions in this Clause 3.1.15 does not include the transactions between BEST Network and its Subsidiaries or among the Subsidiaries of BEST Network.

3.1.16	Receivables and Payables

(i)	All receivables and payables generated from the business of the Group Companies have been truthfully and fairly recorded in the Locked Box Financial Statements.

(ii)	Excluding those for which provisions for bad debts have been set aside, all accounts receivable and notes receivable of the Group Companies as shown in the Locked Box Financial Statements constitute the legal payment obligations of the corresponding debtors, and based on the reasonable accounting estimate made by the Seller Parties, no accounts receivable and notes receivable shown in the Locked Box Financial Statements is materially unrecoverable in the aggregate.

3.1.17	Employees

Except as would not, individually or in the aggregate, have a Material Adverse Effect,

(i)	Each Group Company has entered into written employment agreements with all of its employees in accordance with the PRC Laws, and BEST Technology and BEST China have entered into written employment agreements with the employees employed by them within the scope of the Target Business in accordance with the PRC Laws.

(ii)	The Group Companies have paid social insurance and housing provident fund contributions for their employees in accordance with the Laws concerning social insurance and housing provident fund and have received no penalties imposed by Governmental Authorities for violation of such Laws concerning social insurance and housing provident fund.

(iii)	There exists no outstanding or potential strike or collective labor dispute between the Group Companies and all of their employees or between BEST Technology and BEST China and the employees employed by them within the scope of the Target Business.

(iv)	The Group Companies, BEST Technology and BEST China have complied with the applicable Laws concerning employment or labor relationship.

3.1.18	Normal Course of Business

Since July 31, 2021, the Group Companies have been carrying out their business consistently with past customary practice and have incurred no circumstance which has a Material Adverse Effect, and except as disclosed in Paragraph 3.1.18 of the disclosure letter attached hereto as Schedule D, no action set out in Section 4.2 of the Locked Box Integration Agreement during the period from the Benchmark Date through the execution date of this Agreement has been taken.

For the avoidance of doubt, the Parties acknowledge that Paragraph 3.1.18 of the disclosure letter attached hereto as Schedule D adopts a consolidated disclosure approach toward disclosure under Section 4.2(1), (8) and (14) of the Locked Box Integration Agreement, where only the aggregate total amount under the said sections is disclosed.

3.1.19	Assets

(i)	Each Group Company owns or has the legal right to use all assets required in the course of business (“Assets”, and for the avoidance of doubt, excluding any Leased Real Properties) in all material aspects.

(ii)	Each Group Company has the legal ownership of all of its owned Assets in all material aspects and has acquired such Assets in compliance with the applicable Laws in all material aspects, and except as disclosed in Paragraph 3.1.19(ii) of the disclosure letter attached hereto as Schedule D, such Assets are free and clear of any Encumbrance.

(iii)	The Group Companies maintain their Assets in accordance with the common practice prevailing in the industry, which are in good working status in all material aspects (not counting wear and tear generated in the normal course of use) and fit for the usages for which they are being used or are planned to be used. The construction in progress of the Group Companies are in the normal process of erection and construction and are expected to be used and generate economic benefits as planned in all material aspects, except that any such construction in progress may be unable to be used and generate economic benefits as planned due to Force Majeure.

(iv)	Neither Governmental Authority nor any other third party has ever commenced any litigation or legal proceeding or lodged any claim of legal basis in respect of the ownership, possession or use of any occupied Assets in any material aspects.

3.1.20	Material Agreements

(i)	The Seller has provided a list of all of the following contracts (including any and all relevant supplements and amendments) existing as at the execution date of this Agreement in Paragraph 3.1.20 of the disclosure letter attached hereto as Schedule D (“Material Agreements”):

(a)	all business cooperation agreements between the Group Companies and Alibaba Group, Pinduoduo and other major e-commerce platforms (if any) and their respective Affiliates;

(b)	any outstanding contracts under which any Group Company shall directly or indirectly borrow money from or lend money to any other Persons or shall provide guarantee for the debts, liabilities or obligations of any third party (other than those provided for the Group Companies’s debts, liabilities or obligations) and the transaction amount of which exceeds RMB15,000,000 individually, other than any arrangements made for the benefit of the Group Companies in connection with the Transaction;

(c)	outstanding contracts which have created Encumbrance over the shares of any Group Company or over their Assets with an amount exceeding RMB10,000,000;

(d)	any technical cooperation, technical service or technology license contracts to which any Group Company is a party, or any contracts by which the Intellectual Properties of the Group Company or BEST Express Technologies and Intellectual Properties and BEST Express Shared Technologies and Intellectual Properties (including licenses-in/out thereunder) are bound;

(e)	any outstanding contracts which remain effective as at the execution date hereof and under which the transaction amount exceeds RMB10,000,000 individually;

(f)	commercial contracts with top 10 customers and suppliers (including logistics service providers) of each main business of the Group Companies;

(g)	contracts providing for the sale or acquisition of shares, investment, financing, joint venture, merger, reorganization, arrangement for exercise of voting right, profit sharing, or transfer of right of control concerning the Group Companies; and

(h)	contracts under which the operation by any Group Company of all or part of their business or the use or utilization by any Group Company of any material Assets are substantially restricted and the amount of which exceeds RMB10,000,000.

(ii)	The Seller Parties have provided the Buyer with the authentic and complete copies of all Material Agreements. Save and except for the Material Agreements disclosed in Paragraph 3.1.20 of the disclosure letter, there is no Material Agreement which has not been disclosed or provided.

(iii)	(a) The Material Agreements have been lawfully concluded and are binding on all parties thereto and of legal effect; and (b) no breach or Material Adverse Effect will occur under any Material Agreement as a result of the transactions contemplated hereunder.

(iv)	No Group Company has committed any material breach under any Material Agreement to which it is a party, and to the Knowledge of the Seller Parties, none of the other party(ies) to such Material Agreement has committed any material breach thereunder, either.

3.1.21	Real Property and Lease Contract

(i)	No Group Company has the ownership of any Real Property.

(ii)	The Seller Parties have disclosed all leased Real Properties currently used by the Group Companies (“Leased Real Properties”) and provided the currently effective lease contracts related to such Leased Real Properties to the Buyer Parties.

(iii)	Paragraph 3.1.21(iii) of the disclosure letter attached hereto as Schedule D contains all information on each of such Leased Real Properties, including the followings: the lease contract number, the lessor, the commencement date and expiration date and usage of the lease, the district, the name of the site, full address, the area used for express business, and the total amount of the lease contract.

(iv)	With regard to the sortation centers of the Group Companies, Paragraph 3.1.21(iv) of the disclosure letter attached hereto as Schedule D specifies the name of the Group Company’s branch corresponding to each such sortation center, status on provision of the certificate of land use right, status on provision of the certificate of building’s ownership, the nature and usage of the land, status on provision of the qualification on fire control acceptance, status on provision of environmental impact assessment materials, as well as whether any sublet is involved and whether the consent has been obtained for such sublet.

(v)	All lease contracts executed by the Group Companies in respect of the Leased Real Properties are legal, valid and binding on the lessors under such lease contracts.

(vi)	No Group Company has committed any material breach under any lease contract executed by it in respect of any Leased Real Property. And to the Knowledge of the Seller Parties, none of the other signatory(ies) to said lease contract has committed any material breach thereunder, nor has such Group Companies received any written notice terminating or cancelling said lease contract.

3.1.22	Anti-corruption

To the Knowledge of the Seller Parties, neither the Group Companies nor their respective related persons (referring to the Group Companies and their Affiliates, as well as their respective shareholders, directors, supervisors, officers, employees, agents or any other persons acting on behalf of or for any of said persons) has violated any applicable anti-corruption Laws in any material aspects.

3.1.23	Data Protection

(i)	The Group Companies have complied with the applicable personal data protection Laws in all material aspects and have taken necessary measures on protection of the confidentiality and secrecy of personal data while storing, using and transmitting the same.

(ii)	When using the personal data received from customers, the Group Companies have in all material aspects required the providers of such personal data to ensure that the source and the purpose for which it was used comply with the applicable Laws.

(iii)	No Group Company has committed any leaking of personal data or has made any use of personal data outside specified scope of use or authorization in any material aspects.

(iv)	The Group Companies have properly recorded and kept the Operational Data in all material aspects, and at the Closing, with such Operational Data, the Group Companies are able to analyze their express business in the way consistent with past customary practice, unless being under the circumstances caused by Force Majeure or any downtime, interruption, obstruction, or attack by viruses or hackers.

3.1.24	Books and Records

Each Group Company has properly maintained the originals of all material corporate documents, as well as of originals of all material documents related to it or the Assets owned or controlled by it (including all orders and Permits issued by Governmental Authorities, the minutes of the meetings of board of shareholders or board of directors, common seal, as well as contracts, agreements, vouchers, invoices and books of accounts).

3.1.25	Environment, Health, Safety and Fire Protection Matters

(i)	Except as disclosed in Paragraph 3.1.25(i) of the disclosure letter attached hereto as Schedule D, no Group Company has violated any Laws concerning public security, fire protection or environment protection,

(ii)	no Group Company has received any written notice, report or other information from any Governmental Authority alleging that it has violated any Laws concerning environment protection, public health and security, employee health and safety, or fire protection,

(iii)	except where any above violation would not, individually or in the aggregate, have (a) any substantial adverse effect on its ability to perform the Transaction Documents to which it is a Party or (b) a Material Adverse Effect.

3.1.26	Broker’s Fee or Commission

No Person is entitled to any finder’s fee, broker’s fee or commission in connection with the transactions contemplated hereunder from any Group Company or other Buyer Parties.

3.1.27	Disclosure

As at the execution date hereof, the Seller has furnished to the Buyer such documents, data and information as requested by the Buyer Parties and their Representatives in all material aspects, and all such documents, data and information furnished by the Seller to the Buyer have been provided in good faith and are true, accurate and not misleading in all material aspects.

3.1.28	No Other Representations and Warranties

The Seller Parties hereby recognize and agree that,

(i)	save and except for the representations and warranties set out in Clause 3.2 (Representations and Warranties of Buyer Parties), neither the Buyer Parties or their Affiliates nor their respective Representatives makes or has made any express or implied representation or warranty concerning the Buyer Parties;

(ii)	save and except for the Buyer’s indemnification obligations under Clause 7 (Deposits), Clause 8 (Termination) and Clause 9 (Indemnification), neither the Buyer Parties or their Affiliates nor their respective Representatives shall undertake any liabilities or indemnification obligations to the Seller Parties or any other Persons for any information on the Buyer Parties they furnish to the Seller Parties or their Affiliates or Representatives (including all such oral or written information, documents or materials to which the Seller Parties have access).

3.2	Representations and Warranties of Buyer Parties

The Buyer and related Buyer Parties severally and jointly represent and warrant to the Seller Parties that as of the execution date hereof:

3.2.1	Incorporation and Authorization

(i)	The Buyer Parties have been duly incorporated and validly exist under the applicable Laws and have all necessary rights and authority to own, operate and lease their assets and to conduct their business in all material aspects.

(ii)	The Buyer Parties has the requisite power and authority and has taken all actions necessary to execute, deliver and perform the Transaction Documents, and the Persons signing the Transaction Documents on their behalf have obtained all necessary authorizations required for them to do so.

(iii)	This Agreement and all other Transaction Documents to which the Buyer Parties are parties when duly executed will each constitute a valid and legally binding obligation of the Buyer Parties, enforceable against them in accordance with their respective terms, subject to Enforceability Exceptions.

3.2.2	Approvals and Consents

(i)	Except for approval of change of the value-added telecommunications services license and the courier service operation permit of BEST Network, anti-monopoly review, as well as the Corporate Change Registration, no consent, approval of, or exemption from any Governmental Authority or any third party, or filing with any Governmental Authority, or notice to any third party is required in connection with the execution, delivery and performance of the Transaction Documents by the Buyer Parties, except where the failure to obtain or make any such consent, approval, filing or exemption or to give any such notice would not have any substantial adverse effect on the ability of the Buyer Parties to perform the Transaction Documents to which they are parties.

(ii)	The Buyer Parties have obtained all internal approvals required in connection with the Transaction and have provided the Seller with the copies thereof.

3.2.3	No Conflict

The execution, delivery and performance of the Transaction Documents by the Buyer Parties do not and will not:

(i)	contravene or conflict with any provisions of their Constitutional Documents; or

(ii)	contravene or conflict with any PRC Laws or Governmental Decrees; or

(iii)	contravene or conflict with any legally binding contracts or agreements to which the Buyer Parties are parties (other than any breach by the Buyer Parties of the obligations under the currently effective agreements to which they are parties due to any breach by the Seller Parties of any representations, warranties and covenants hereunder);

(iv)	except where any contravention or conflict described in (ii) or (iii) above would not, individually or in the aggregate, have any substantial adverse effect on the ability of the Buyer Parties to perform the Transaction Documents to which they are parties.

3.2.4	Bankruptcy & Liquidation

(i)	There exists no actual or anticipated action taken against any of the Buyer Parties with a view to liquidating it, or declaring it bankrupt or insolvent, or appointing a liquidation committee for its assets or business.

(ii)	None of the Buyer Parties will become insolvent or enter into liquidation or bankruptcy proceedings following completion of the Transaction.

3.2.5	Litigation and Other Material Proceedings

There exists no litigation, investigation or administrative proceedings instituted or expected to be instituted against any of the Buyer Parties or its assets by any Governmental Authority of competent jurisdiction, which in turn might have substantial adverse effect on the ability of the Buyer Parties to perform the Transaction Documents.

3.2.6	Source of Funds

The Buyer has adequate and lawful sources of funds to complete the Transaction and is able to pay the Deposits and Closing Purchase Price on schedule in accordance with the terms and conditions hereof.

3.2.7	Independent Decision

(i)	The Buyer Parties have independently consulted and obtained expert opinions satisfactory to them from their Tax, financial, legal and other consultants in respect of all matters concerning this Agreement and the Transaction;

(ii)	The Buyer Parties have conducted such due diligence investigation as deemed necessary by them, upon which they have made an independent decision to proceed with the Transaction.

3.2.8	No Other Representations and Warranties

The Buyer Parties hereby recognize and agree that,

(i)	save and except for the representations and warranties set out in Clause 3.1 (Representations and Warranties of Seller Parties), neither the Seller Parties or their Affiliates nor their respective Representatives makes or has made any express or implied representation or warranty concerning the Seller Parties;

(ii)	save and except for the Seller’s indemnification obligations under Clause 2.10 (Locked Box Mechanism), Clause 8.2 (Termination Fee and Liquidated Damages) and Clause 9 (Indemnification), neither the Seller Parties or their Affiliates nor their respective Representatives shall undertake any liabilities or indemnification obligations to the Buyer Parties or any other Persons for any information on the Seller Parties they furnish to the Buyer Parties or their Affiliates or Representatives (including all such oral or written information, documents or materials to which the Buyer Parties have access).

Section 4      Pre-Closing Matters

4.1	Conduct of Business

From the execution date hereof through the completion date of the Corporate Change Registration, the Seller undertakes and agrees to procure that the Group Companies shall:

4.1.1	carry out their business in accordance with the applicable Laws and past customary and prudent commercial practices in the ordinary course of business and in all material aspects;

4.1.2	comply with all applicable Laws;

4.1.3	use commercially reasonable efforts to maintain the goodwill of the Target Business, including the relationships with their business partners;

4.1.4	always maintain their books and records consistently with past customary practices.

4.2	Funds of the Buyer Parties

4.2.1	Prior to the Closing, the Buyer Parties shall provide the Seller with the materials proving that they have adequate and lawful sources of funds to complete the Transaction and are able to pay all sums due hereunder on schedule in accordance with the terms and conditions hereof.

4.2.2	The Seller shall have the right to verify and investigate the financial position of the Buyer Parties when necessary and to require the Buyer Parties to provide additional materials proving the aforesaid matter to the extent reasonable.

4.3	Seller Transferred Funds

4.3.1	Subject to the provisions of the Locked Box Integration Agreement, the Seller and its Affiliates (other than any Group Company) may transfer funds to the Target Business to maintain its normal operation, and the funds transferred by the Seller and its Affiliates (other than any Group Company) to the Target Business net of BEST Network Loans and any other sums of the same nature recovered by them from the Target Business from the Benchmark Date through the Closing are the Seller’s transferred funds (“Seller Transferred Funds”). For the avoidance of doubt, the Seller Transferred Funds include the Second Deposit paid by the Buyer Parties pursuant to Clause 2.9.2.

4.3.2	The Seller and its Subsidiaries shall properly keep all documents evidencing each payment of Seller Transferred Funds, and the Parties shall check and confirm the aggregate amount of Seller Transferred Funds five (5) Business Days prior to the Closing.

4.3.3	In such case, the Closing Purchase Price shall be adjusted accordingly, and the Buyer Parties shall pay the aggregate amount of Seller Transferred Funds to the Seller in accordance with the provisions of Clause 2.5 (Purchase Price).

4.4	Classification and Allocation of Leased Real Properties

4.4.1	Schedule F hereto contains a list of all office spaces, staff dormitories and canteens and other functional Leased Real Properties shared by the Target Business and the Seller’s other business (“Functional Real Properties”), and the Seller Parties shall determine the lessee of each Functional Real Property following the Closing in light of the actual use of such real property.

4.4.2	For office spaces:

(i)	If a particular office space is mainly used by a Group Company (as determined according to the area used by its employees in that office space on the execution date hereof), then such Group Company shall enter into a lease agreement with the lessor of such office space as lessee following the Closing; and meanwhile the Group Company shall sublet the space of such office space used by any of the Seller Parties or their Affiliates prior to the Closing (if any) to such Seller Parties or their Affiliates.

(ii)	If a particular office space is mainly used by a Seller Party or its Affiliate (as determined according to the area used by its employees in that office space on the execution date hereof), then such Seller Party or its Affiliate shall enter into a lease agreement with the lessor of such office space as lessee following the Closing; and meanwhile the Seller Party or its Affiliate shall sublet the space of such office space used by any Group Company prior to the Closing (if any) to such Group Company.

4.4.3	For staff dormitories and canteens:

(i)	If a particular staff dormitory or canteen is mainly used by a Group Company (as determined according to the number of its employees using such staff dormitory or canteen on the execution date hereof), then such Group Company shall enter into a lease agreement with the lessor of such staff dormitory or canteen as lessee following the Closing; and meanwhile the Group Company shall sublet the space of such staff dormitory or canteen used by any of the Seller Parties or their Affiliates prior to the Closing (if any) to such Seller Parties or their Affiliates.

(ii)	If a particular staff dormitory or canteen is mainly used by a Seller Party or its Affiliate (as determined according to the number of its employees using that staff dormitory or canteen on the execution date hereof), then such Seller Party or its Affiliate shall enter into a lease agreement with the lessor of such staff dormitory or canteen as lessee following the Closing; and meanwhile the Seller Party or its Affiliate shall sublet the space of such staff dormitory or canteen used by any Group Company prior to the Closing (if any) to such Group Company.

4.5	Anti-monopoly Review

4.5.1	The PRC anti-monopoly declaration materials to be submitted by the Buyer and related Buyer Parties, as well as by the Seller and related Seller Parties in connection with the Transaction are listed in Exhibit VI hereto.

4.5.2	Within three (3) Business Days upon execution of this Agreement, the Buyer and related Buyer Parties shall submit their anti-monopoly declarations to the relevant PRC Governmental Authority in connection with the Transaction, provided that the Seller and related Seller Parties shall have provided all necessary information and materials, as well as final confirmations as may be required for making anti-monopoly declaration in respect of the Transaction.

4.5.3	The Buyer and related Buyer Parties shall through their best efforts timely receive and respond to any questions posed by the relevant PRC Governmental Authority from time to time in conducting anti-monopoly review towards the Transaction. Within one (1) Business Day following receipt of any question or response from the relevant PRC Governmental Authority, the Buyer and related Buyer Parties shall truthfully provide all relevant information on such question or response to the Seller Parties, provided that the provision of such information shall not violate the applicable Laws or the customary practices in anti-monopoly declaration.

4.5.4	The Seller and related Seller Parties shall through their best efforts cooperate and assist in responding any questions posed by the relevant PRC Governmental Authority. The Buyer and related Buyer Parties shall provide the responses to such questions to the relevant PRC Governmental Authority within five (5) Business Days from the date when the Seller and related Seller Parties have provided them with all necessary information and materials as may be required for responding to such questions (or no later than the deadline required by the relevant PRC Governmental Authority for responding to such questions).

4.5.5	In case that the relevant PRC Governmental Authority imposed any requirement or condition in respect of the anti-monopoly review of the Transaction, the Buyer and related Buyer Parties, as well as the Seller and related Seller Parties shall use their best endeavors to take corresponding action upon such requirement or condition as soon as reasonably practical. Corresponding action to meet such requirement or condition may not be taken only upon mutual agreement by the Seller and the Buyer. For the avoidance of doubt, if the relevant PRC Governmental Authority makes non-substantial requirements to the Buyer Parties, including requiring the Buyer Parties to provide additional materials, supplement and clarify the relevant facts, withdraw and re-submit declaration or provide new data, etc., the Buyer Parties shall cooperate and meet such requirements; provided, however, that if the relevant PRC Governmental Authority intends to impose any restrictive conditions or other substantial requirements pursuant to the provisions of the applicable anti-monopoly Laws, then the Buyer and the Seller shall discuss in good faith whether or not such requirements should be accepted.

4.5.6	The Buyer and related Buyer Parties, as well as the Seller and related Seller Parties shall use their best endeavors to successfully complete anti-monopoly review in respect of the Transaction in the PRC within one hundred and twenty (120) days (“Anti-monopoly Review Period”) from the execution date hereof (provided, however, that the completion of such PRC anti-monopoly review is not subject to any additional restrictive conditions (other than those accepted by the Buyer) imposed by the relevant PRC Governmental Authority pursuant to the applicable anti-monopoly Laws). If no conclusion has been drawn from the anti-monopoly review of the Transaction in the PRC upon expiration of the Anti-monopoly Review Period, then the Buyer and the Seller shall discuss in good faith whether or not the period should be extended.

4.5.7	Within one (1) Business Day from the date when receiving any decision or notice from the relevant PRC Governmental Authority regarding the anti-monopoly review of the Transaction, the Buyer and related Buyer Parties shall truthfully forward all relevant documents and materials to and inform the Seller.

4.5.8	Any material or response that the Buyer and related Buyer Parties plan to submit to the PRC Governmental Authority shall be reviewed and confirmed (regarding the portion of such material or response concerning the Seller) by the Seller prior to the submission, provided that such arrangements does not violate the applicable Laws or the customary practices in anti-monopoly declaration. Whenever practical, the Buyer and related Buyer Parties shall invite the Seller to participate in any forms of communication and engagement between them and the relevant PRC Governmental Authority in connection with the Transaction.

4.6	Reserved Matters

Without prejudice to the provisions of Clause 4.1 (Conduct of Business) above, from the execution date hereof through the completion date of the Corporate Change Registration, the Seller undertakes that it shall procure that the Group Companies shall comply with all provisions of the Locked Box Integration Agreement.

4.7	Other Matters

4.7.1	Prior to the completion date of the Corporate Change Registration, the Seller Parties shall procure that the pre-existing employment agreements with BEST Express Employees (other than those with whom the service agreements or employment agreements have been terminated pursuant to the provisions thereof or who have voluntarily resigned) shall be changed so that their employment relationship with BEST Network will be established. The Seller Parties warrant that the employees employed by BEST Network, as well as the technicians among BEST Express Employees can provide the technical support required by the Target Business. For the avoidance of doubt, the obligations of the Seller Parties under this Clause 4.7.1 are not agreements or covenants referred to in the conditions to obligations of the Buyer Parties set out in Clause 6.1 or in the prerequisites for release of the Closing Purchase Price set out in Clauses 6.4 and 6.5.

4.7.2	On or prior to the completion date of the Corporate Change Registration, the Seller Parties shall procure that BEST Network apply to the State Post Bureau of the PRC for issuing new courier service operation permits (including permits required respectively for domestic and international express business) to it, reflecting its ownership structure following consummation of the Transaction, as well as the appointment of a Person designated by the Buyer as BEST Network’s new legal representative, and that each Group Company (other than BEST Network) shall apply to the competent post bureau for issuing a new courier service operation permit to it, reflecting the appointment of a Person designated by the Buyer as its new legal representative. For the avoidance of doubt, the obligations of the Seller Parties under this Clause 4.7.2 are not agreements or covenants referred to in the conditions to obligations of the Buyer Parties set out in Clause 6.1 or in the prerequisites for release of the Closing Purchase Price set out in Clauses 6.4 and 6.5.

4.7.3	On the completion date of the Corporate Change Registration,

(i)	Unless the Buyer or its Affiliates have provided the Seller with a bank guarantee of the same amount as the Seller’s Guarantee and reasonably satisfactory to the Seller by the completion date of the Corporate Change Registration, the Buyer shall transfer a sum equal to the amount of the Seller’s Guarantee into (a) the account of relevant creditors in favor of which the Seller’s Guarantee has been provided so as to pay the corresponding Liabilities or Contingent Liabilities; or (b) a bank account under the name of a Person designated by the Buyer and under the joint control of the Buyer designated Person and the Seller designated Person, and immediately upon the Buyer having released the Seller or its Affiliates (other than any Group Company) from any guarantee obligations with respect to the Seller’s Guarantee, a sum equal to the amount of such released guarantee obligations shall be paid from such bank account to an account designated by the Buyer;

(ii)	For the avoidance of doubt, the Buyer’s obligations under this Clause 4.7.3 and the Seller’s obligations under Clause 2.9.6 are conditional on each other. The Buyer’s performance of its obligations under this Clause 4.7.3 is subject to the Seller’s performance of its obligations under Clause 2.9.6.

4.7.4	As soon as reasonably practical following the execution of this Agreement, the Seller Parties shall transfer all Intellectual Properties and social media accounts of the Group Companies that are totally irrelevant to the Target Business as agreed by the Buyer and the Seller to a Person (other than any Group Company) designated by the Seller. If said transfer procedures could not be fully completed by the completion date of the Corporate Change Registration, the Seller and the Buyer shall separately negotiate about and determine another reasonable time limit to complete such transfer. For the avoidance of doubt, the obligations of the Seller Parties under this Clause 4.7.4 are not agreements or covenants referred to in the conditions to obligations of the Buyer Parties set out in Clause 6.1 or in the prerequisites for release of the Closing Purchase Price set out in Clauses 6.4 and 6.5.

4.7.5	Prior to the completion date of the Corporate Change Registration, the Seller Parties shall obtain waivers as to all contractual obligations which are triggered by the Transaction from the relevant third parties, as specifically set out in Parts III and IV of Schedule I hereto. For the avoidance of doubt, the obligations of the Seller Parties under this Clause 4.7.5 are not agreements or covenants referred to in the conditions to obligations of the Buyer Parties set out in Clause 6.1 or in the prerequisites for release of the Closing Purchase Price set out in Clauses 6.4 and 6.5.

4.8	Timely Notification

4.8.1	From the execution date hereof through the Closing Date, each Party shall notify the Cayman Islands party (which means the Buyer or the Seller, as the case may be) of the other Party of any change or circumstance which has resulted or may be reasonably expected to result in any Closing Condition being unable to be satisfied in writing immediately upon becoming aware of the same, provided, however, that the giving of such written notice does not affect or limit any remedies available to the receiving Party hereunder.

4.8.2	Prior to the Closing Date,

(i)	a Party shall timely notify the Cayman Islands party (which means the Buyer or the Seller, as the case may be) of the other Party when any one Closing Condition for which it is responsible has been satisfied;

(ii)	upon satisfaction of all Closing Conditions for which the Buyer Parties are responsible, the Buyer is obligated to timely submit to the Seller a written notice confirming that all such Closing Conditions it is responsible for have been satisfied; and

(iii)	similarly, upon satisfaction of all Closing Conditions for which Seller Parties are responsible, the Seller is obligated to timely submit to the Buyer a written notice confirming that all such Closing Conditions it is responsible for have been satisfied.

4.8.3	After submitting to the other Party a written notice confirming that all Closing Conditions for which it is responsible have been satisfied, each Party shall timely notify the other Party when the circumstance where any such Closing Condition is applicable changes.

4.9	Further Actions

Each Party hereto undertakes that it shall work closely with the other Parties and use its reasonable best endeavors to assist with the consummation of the transactions contemplated under the Transaction Documents as quickly as possible, and to this end, it shall:

4.9.1	execute or cause to be executed, and take or cause to be taken, such further documents and actions as may be reasonably necessary or desirable for effectively performing the terms of the Transaction Documents and the transactions contemplated hereunder and thereunder;

4.9.2	use its reasonable best endeavors to procure that the Closing Conditions (within its responsibility) set out in Section 6 (Conditions Precedent) are satisfied as soon as reasonably practical; provided, however, that notwithstanding the foregoing, the Parties agree that in no event shall the Closing of the Transaction take place later than March 15, 2022 or such other date as may be agreed upon by the Parties in writing (the “Long-Stop Date”); and

4.9.3	prepare, provide and submit all necessary documents as soon as possible, and use its reasonable best endeavors to obtain all such Governmental Authorizations and third party approvals as promptly as reasonably practical, in each case as may be required for the consummation of the transactions contemplated under the Transaction Documents.

4.10	Waiver of Claims

The Seller Parties undertake that the Seller Parties shall and shall procure that all former directors, supervisors, officers, legal representatives of or staff holding positions of same level in the Group Companies waive all claims and rights of claim they may have against the Group Companies from the Closing Date, unless otherwise agreed by the Buyer and the Seller.

Section 5      Post-Closing Undertakings

5.1	Post-Closing Undertakings of the Buyer Parties

The Buyer Parties agree that they shall use best efforts to perform all obligations to ensure smooth transition of Target Business to the Buyer Parties upon completion date of Corporate Change Registration, including completing (or causing the completion of) the following:

5.1.1	The Buyer and related Buyer Parties undertake that (a) within twelve (12) months from the Closing Date, or (b) until December 31, 2022, whichever is later, they shall continue using the existing transport service providers on certain routes as listed in Schedule G, which are still used for Target Business as of the execution date of this Agreement (collectively as “BEST Joint Fleets”); provided that BEST Joint Fleets must participate in the tender of related party of the Buyer, and that:

(i)	if a BEST Joint Fleet provides the lowest quote for a route, then the related party of the Buyer shall make it the tender winner for such route, and execute with it a template service agreement that applies to all other partner fleets cooperating with related party of the Buyer;

(ii)	if a BEST Joint Fleet provides a quote for a route higher than the lowest quote for that tender, and the Seller agrees to undertake the payment of the excess amount over such lowest quote (provided that, related party of the Buyer provide related party of the Seller with necessary materials for the tender, and that related party of the Seller have the right to verify the authenticity of such lowest quote), related party of the Buyer shall make that BEST Joint Fleet the tender winner for such route, and execute with it a template service agreement that applies to all other partner fleets cooperating with related party of the Buyer.

5.1.2	The Buyer and related Buyer Parties shall maintain operation of both Buyer’s brand and the brand “BEST Express”, and shall use commercially reasonable efforts to keep stability of the network of Target Business, during the period where the Buyer continues to use the brand “BEST Express”.

5.1.3	Where the Seller and its related parties select the Buyer and its related parties as service provider providing service for cross-border related business operation of the Seller and its related parties (“Cross-border Business”), on condition that there is not violation of Laws, the Seller and its related parties shall pay service fees to the Buyer and its related parties at a price agreed upon between both parties, and the Buyer and its related parties shall provide the Seller and its related parties with all documentary assistance necessary for free, including provision of their PRC courier service operation permit or other documents for custom declaration and clearance, to ensure successful operation of the Cross-border Business.

5.1.4	The Buyer Parties shall ensure that BEST Network continues performing any outstanding obligations under all factoring agreements listed in Schedule H attached hereto.

5.1.5	Within twelve (12) months from the completion date of Corporate Change Registration, with regard to provisions of Clause 4.4 (Classification and Allocation of Leased Real Properties), the Buyer Parties shall provide necessary assistance for involved relevant matters such as classification and allocation of sites, transfer of staff, relocation of facilities, and share associated costs and expenses (other than rentals) based on the specific nature of the Functional Real Properties and upon mutual agreement between the Buyer and the Seller (which is, in the case of office spaces, to be shared according to the area used by employees; in the case of staff dormitories and canteens, to be shared according to the number of users thereof).

5.1.6	Within three (3) months from the completion date of Corporate Change Registration, with regard to guarantees made by relevant Affiliates of the Seller with respect to obligation of the Group Company under any sortation center lease agreement, the Buyer shall communicate with, and shall cause its relevant Affiliates to communicate with the relevant lessor about discharging such guarantees or substituting the guarantor with Persons other than the Seller or its Affiliates (excluding the Group Companies). If such arrangements are not be completed within the said three (3) months, the Buyer shall otherwise negotiate with Seller for another reasonable period to complete.

5.2	Post-Closing Undertakings of the Seller Parties

The Seller Parties agree that they shall use best efforts to perform all obligations to ensure smooth transition of Target Business to the Buyer Parties upon completion date of Corporate Change Registration, including completing (or causing the completion of) the following:

5.2.1	The Seller Parties shall cooperate with the Buyer Parties and the Group Companies in dealing with the aftermath of any matters in relation to the Target Business and occurring prior to completion date of Corporate Change Registration, including that the Seller Parties shall (or cause related parties to), as soon as possible after Closing:

(i)	take necessary actions within one (1) month upon the completion date of Corporate Change Registration to assist and cooperate with the Buyer Parties in applying for and completing corporate change registration of the Group Companies (excluding BEST Network), and in changing legal representative, director, general manager, and supervisors of the Group Companies to Persons designated by the Buyer.

(ii)	take necessary actions within three (3) months upon the completion date of Corporate Change Registration to assist and cooperate with the Buyer Parties in applying for and completing corporate change registration of branches of the Group Companies, and in changing the heads of Group Company branches to Persons designated by the Buyer.

(iii)	take necessary actions within three (3) months upon the completion date of Corporate Change Registration to assist and cooperate with the Buyer Parties in changing the value-added telecommunications services license of BEST Network so as to reflect its shareholder and legal representative change to Persons designated by the Buyer.

(iv)	take necessary actions within three (3) months upon the completion date of Corporate Change Registration to assist and cooperate with the Buyer Parties in applying for and completing corporate change registration of Urumqi BEST Huitong Express Service Co., Ltd. and Hainan Jitong Express Co., Ltd. (by which 100% shares of Urumqi BEST Huitong Express Service Co., Ltd. and Hainan Jitong Express Co., Ltd. shall be transferred to Persons designated by the Buyer), and in change registration of the courier service operation permit (so as to reflect shareholders and legal representatives change to Persons designated by the Buyer).

(v)	with the full cooperation among the Buyer Parties, take necessary actions (a) within two (2) months upon the completion date of Corporate Change Registration to assist and cooperate with the Buyer Parties in applying for and obtaining new courier service operation permits of BEST Network issued by the State Post Bureau of PRC (including permits required respectively for domestic and international express business) so as to reflect shareholder and legal representative change to Persons designated by Buyer, and (b) within five (5) months upon the completion date of Corporate Change Registration to assist and cooperate with the Buyer Parties in applying for and obtaining new courier service operation permits of the Group Companies (excluding BEST Network) issued by the competent post bureau so as to reflect the legal representatives change to Persons designated by the Buyer. If BEST Network fails to obtain the said licenses within the said period, the Seller Parties and the Buyer Parties shall negotiate in good faith about remedies allowing the Target Business to operate normally in a way consistent with the customary practice.

The Seller Parties shall assume any liability of the Group Companies or the Buyer Parties and their Affiliates arising from acts of relevant personnel appointed by the Seller Parties and their Affiliates until all of personnel changes above are completed.

5.2.2	Within twelve (12) months from the completion date of Corporate Change Registration, the Seller Parties shall share with the Buyer Parties any associated service/system of the Target Business to ensure the smooth operation and transition of the Target Business. The Buyer Parties shall pay fees in consistent with those standard and mechanism agreed with the Seller Parties, if they need to keep using any relevant service/system of the Seller Parties upon expiration of the said twelve (12) month period, details of which are provided in Exhibit VII.

5.2.3	The Seller Parties and Mr. Shao-Ning Johnny Chou shall not directly conduct express business in any form, or jointly conduct with any other express business related partners any business which has competitive relationship with express business, inside the PRC within three (3) years from the completion date of Corporate Change Registration.

(i)	customary collaboration, however, between the Seller Parties or Mr. Shao-Ning Johnny Chou and any express business service provider in connection with any business other than express business inside the PRC, shall not be governed by the above undertaking.

(ii)	for the avoidance of doubt, non-express business of the Seller Parties or Mr. Shao-Ning Johnny Chou as of the execution date of this Agreement, including freight, supply chain and international business, shall not be governed by the above undertaking.

5.2.4	Within twelve (12) months from the completion date of Corporate Change Registration, with regard to provisions of Clause 4.4 (Classification and Allocation of Leased Real Properties), the Seller Parties shall provide necessary assistance for involved relevant matters such as classification and allocation of sites, transfer of staff, relocation of facilities, and share associated costs and expenses (other than rentals) based on the specific nature of the Functional Real Properties and upon mutual agreement between the Buyer and the Seller (which is, in the case of office spaces, to be shared according to the area used by employees; in the case of staff dormitories and canteens, to be shared according to the number of users thereof).

5.2.5	Within three (3) months from the completion date of Corporate Change Registration, with regard to guarantees made by the Group Companies with respect to obligation of the Seller or Seller’s Affiliates under any sortation center lease agreement, the Seller shall communicate with, and shall cause its relevant Affiliates to communicate with the relevant lessor about discharging such guarantees or substituting the guarantor with Persons other than the Group Companies. If such arrangements are not be completed within the said three (3) months, the Seller shall otherwise negotiate with the Buyer for another reasonable period to complete. Meanwhile, the Seller Parties shall pay, and shall cause its relevant Affiliates to pay any rental due, and failure to pay such rental in due time shall entitle the Buyer Parties or the Group Companies to the right of claims against the Seller Parties.

5.2.6	On or prior to December 31, 2021, the Seller Parties shall cooperate with the Buyer Parties and the Group Companies in transferring or assigning to the Group Companies (i) all sortation centers related to the Targeted Business, lease agreements of which are not under the name of the Group Companies, as listed in Paragraph 3.1.21(iv) of the disclosure letter attached hereto as Schedule D, and (ii) all office spaces (other than those classified and allocated pursuant to the provisions of Clause 4.4) listed in Schedule F hereof which are determined by the Seller Parties as office spaces independently used by the Group Companies; prior to completion of the transfer or assignment of the said lease agreements, the Seller Parties undertake that relevant sortation centers and office spaces shall be subleased to an Entity designated by the Buyer at the price respectively equal to the “Contract Amount Payable by Express” for each sortation center set forth in Paragraph 3.1.21(iv) of the disclosure letter attached hereto as Schedule D, and the “Contract Amount Payable by Express” for each office space set forth in Schedule F hereof. For the avoidance of doubt, the obligations of the Seller Parties under this Clause 5.2.6 are not agreements or covenants referred to in conditions to obligations of the Buyer Parties as set out in Clause 6.1 or in the prerequisites for release of the Closing Purchase Price as set out in Clauses 6.4 and 6.5.

Section 6      Conditions Precedent

6.1	Conditions to Obligations of the Buyer Parties

Closing under this Agreement by the Buyer Parties on the Closing Date shall be conditioned upon the satisfaction of the following conditions precedent, or those conditions precedent being waived by the Buyer in writing, as applicable (however, unless the Buyer Parties explicitly expressed such waiver in writing, waiver of any of the following conditions precedent by the Buyer Parties shall not be deemed as a waiver of any claim of rights the Buyer Parties entitled to as a result of breach by the Seller Parties of any representation, warranty or undertaking, or any misrepresentation made by the Seller Parties):

6.1.1	The Seller Parties shall have executed and delivered to Buyer, and caused the parties to the Transaction Documents (other than the Buyer Parties) to execute and deliver to the Buyer each Transaction Document, which shall remain in full force on the Closing Date (other than those shall be effective at or after Closing);

6.1.2	At the execution date hereof and the Closing Date, all representations and warranties made by Seller Parties herein:

(i)	in the case of all representations and warranties (other than Fundamental Warranties) not qualified by materiality, shall be true, correct and not misleading in all material aspects; and

(ii)	in the case of all representations, warranties and Fundamental Warranties qualified by materiality, shall be true, correct and not misleading in all aspects, except for those representations and warranties which refer to or are made only as of a particular date; provided that, any representation and warranty (other than Fundamental Warranties) qualified by materiality (including by “material” or “material aspect”, but not including by “Material Adverse Effect”) shall be deemed as qualified by “Material Adverse Effect” on the Closing Date;

6.1.3	The Seller Parties and BEST Network shall have performed and complied with in all material aspects all covenants and undertakings required by the Transaction Documents to be performed or complied with on or prior to the Closing Date;

6.1.4	Board of shareholders and board of directors, as applicable, of the Seller Parties shall have approved the Transaction to be performed and completed pursuant to the Transaction Documents, and such approvals shall remain in full force on the Closing Date;

6.1.5	(i) All materials required by BEST Network to apply for change of the courier service operation permits (including permits required respectively for domestic and international express business) and the value-added telecommunications services license (reflecting shareholder and legal representative change to Persons designated by Buyer); (ii) all materials required by the Group Companies (excluding BEST Network) to apply for new courier service operation permits issued by the competent post bureau (reflecting legal representatives of the Group Companies change to Persons designated by the Buyer); (iii) all materials required for corporate change registration of Urumqi BEST Huitong Express Service Co., Ltd. and Hainan Jitong Express Co., Ltd. (by which 100% of their shares shall be transferred to Persons designated by the Buyer) and for change of the courier service operation permits; and (iv) all materials required for corporate change registration of the Group Companies (excluding BEST Network) and their branches, shall be complete and ready for use;

6.1.6	The Group Companies shall have obtained the third party’s consent as specified in part one of the Schedule I;

6.1.7	Mr. Shao-Ning Johnny Chou shall have executed with BEST Network a non-competition agreement reflecting provisions of Clause 5.2.3 hereof, which shall become effective as of the completion date of Corporate Change Registration;

6.1.8	The Logistics Service Cooperation Agreement entered into by JITU Express Co., Ltd., BEST Network and Zhejiang Cainiao Supply Chain Management Co., Ltd. (“Cainiao”) on the execution date of this Agreement shall remain in full force as of the Closing Date, and no parties thereto shall have any breach thereunder, and the connectivity provided by Cainiao to BEST Network thereunder shall remain in normal use; and

6.1.9	The Seller shall have executed and issued to the Buyer a written certificate, confirming that all Closing Conditions above have been satisfied.

6.2	Conditions to Obligations of the Seller Parties

Closing under this Agreement by the Seller Parties on the Closing Date shall be conditioned upon the satisfaction of the following conditions precedent, or those conditions precedent being waived by the Seller in writing, as applicable (however, unless the Seller Parties explicitly express such waiver in writing, waiver of any of the following conditions precedents by the Seller Parties shall not be deemed as a waiver of any claim of rights the Seller Parties entitled to as a result of breach by the Buyer Parties of any representation, warranty or undertaking, or any misrepresentation made by the Buyer Parties):

6.2.1	The Buyer Parties shall have executed and delivered to the Seller each Transaction Document, which shall remain in full force on the Closing Date (other than those shall be effective at or after Closing);

6.2.2	Board of shareholders and board of directors, as applicable, of the Buyer Parties shall have approved the Transaction to be performed and completed pursuant to the Transaction Documents, and such approvals shall remain in full force on the Closing Date;

6.2.3	As of the Closing Date, all representations and warranties made by the Buyer Parties herein:

(i)	in the case of all representations and warranties not qualified by materiality, shall be true, correct and not misleading in all material aspects; and

(ii)	in the case of all representations and warranties qualified by materiality, shall be true, correct and not misleading in all aspects, except for those representations and warranties which refer to or are made only as of a particular date; for the avoidance of doubt, among others, the representations and warranties of the Buyer Parties under Clause 3.2.6 (Source of Funds) herein shall be true and correct in all aspects;

6.2.4	The Buyer Parties shall have performed and complied with in all material aspects all covenants and undertakings required by the Transaction Documents to be performed or complied with on or prior to the Closing Date; and

6.2.5	The Seller shall have received a written certificate issued by the Buyer, which confirms that all Closing Conditions above have been satisfied.

6.3	General Closing Conditions

6.3.1	The Transaction shall have been approved upon anti-monopoly review in the PRC.

6.4	Conditions for Release of Initial Closing Purchase Price

On the completion date of Corporate Change Registration, the Seller shall deliver to the Buyer the following documents or cause them to be delivered to the Buyer, before the Buyer would become obligated to instruct the Escrow Agent to release the Closing Purchase Price:

6.4.1	All closing deliverables listed on the Closing Handover Checklist attached hereto as Exhibit VII; and

6.4.2	The written certificate issued by Administration for Industry and Commerce certifying the completion of Corporate Change Registration.

6.5	Conditions for Release of Second Closing Purchase Price

6.5.1	The signatories of the Group Companies’ bank accounts with balance more than RMB10,000 as of the Closing Date as indicated on the Closing Handover Checklist attached hereto as Exhibit VII shall have been removed, and new signatories nominated by the Buyer shall have been duly appointed with respect to such bank accounts.

Section 7      Deposits

7.1	Forfeiture of the Deposits

7.1.1	The Initial Deposit shall be all vested in the Seller, if:

(i)	Any of the Buyer Parties breaches the obligations under Clause 11.6 (Non-Solicitation) during the period from the execution date hereof to the Closing Date or termination date of the Transaction, whichever is earlier.

7.1.2	The Deposit shall be all vested in the Seller, if:

(i)	The Buyer and related Buyer Parties fail to file the application for anti-monopoly review of the Transaction in the PRC within the time limit under Clause 4.5.2 after the Seller Parties have given full cooperation and presented to the Buyer and related Buyer Parties all necessary information and materials for such application;

(ii)	With full cooperation of the Seller Parties, the Buyer and related Buyer Parties fail to timely receive and reply any question raised by any PRC Governmental Authority from time to time during the Transaction, resulting in the Transaction not approved upon anti-monopoly review in the PRC within Anti-monopoly Review Period or an extension agreed upon between the Buyer and the Seller. For the avoidance of doubt, this Clause 7.1.2(ii) shall not apply when any of the Buyer Parties and any of the Seller Parties resolve any concern raised by PRC Governmental Authority in respect of substantive competition or other concerns that could have substantial effect on the Transaction, if any;

(iii)	Any of the Buyer Parties refuses to close within five (5) Business Days upon the approval of anti-monopoly review of the Transaction in the PRC, without occurrence of circumstances described in Clause 8.1.6 (Injunctive Order of Security Review), when the conditions precedent for the Closing by the Buyer Parties (or have been waived in writing by the Party entitled to do so) provided in Clause 6.1 (Conditions to Obligations of the Buyer Parties) and Clause 6.3 (General Closing Conditions) are all satisfied; or

(iv)	Any of the Buyer Parties breached any representation, warrant, covenant or undertaking it makes herein, resulting that Closing Conditions could not be satisfied, and such breach is unable to be corrected or remedied (a) prior to the Long-Stop Date, or (b) within fifteen (15) Business Days upon delivery of a written notice from the Seller to the Buyer for such breach, whichever is earlier.

7.1.3	In the case of termination of the Transaction for causes other than those set forth in Clauses 7.1.1 and 7.1.2, the Seller Parties or any designated person shall return all Deposits to an account designated by the Buyer as instructed by the Buyer, with any interests and other proceeds accrued on the Deposits vested in the Buyer or an Entity designated by the Buyer.

7.1.4	The Seller Parties agree that notwithstanding any contrary provisions herein, forfeiture of the Deposits under this Clause 7.1 shall be the sole and exclusive remedy of the Seller Parties hereunder, if the Transaction fails to close and the Seller confiscates all Deposits according to this Clause 7.1.

7.2	Offset at Closing

If the Transaction closes, a part of cash considerations payable by the Buyer shall be offset at the Closing by the Deposits according to Clause 2.9 (Payment Arrangement) and Clause 2.11.2 (Closing).

Section 8      Termination

8.1	Termination of Agreement

This Agreement may be terminated at any time prior to the Closing as follows:

8.1.1	The Parties terminate this Agreement in writing.

8.1.2	Any Party may terminate this Agreement by giving a written notice to other Parties if the Transaction is not approved upon anti-monopoly review in the PRC within Anti-monopoly Review Period or an extension agreed upon by and between the Buyer and the Seller.

8.1.3	The Buyer shall be entitled to terminate this Agreement by sending a written notice to the Seller, if:

(i)	any of the Seller Parties breaches any of its representations, warranties, undertakings or covenants hereunder, resulting that Closing Conditions could not be satisfied, and such breaching is unable to be corrected or remedied (a) prior to the Long-Stop Date, or (b) within fifteen (15) Business Days upon delivery of a written notice from the Buyer to the Seller for such breach, whichever is earlier; or

(ii)	any of the Seller Parties refuses to complete the Closing, when all conditions precedent provided set for in Clause 6.2 (Conditions to Obligations of the Seller Parties) and Clause 6.3 (General Closing Conditions) for the Seller Parties to complete the Closing have been satisfied (or have been waived in writing by a Party entitled to do so).

8.1.4	The Seller shall be entitled to terminate this Agreement by sending a written notice to the Buyer Parties, if:

(i)	any of the Buyer Parties incurs any circumstance specified in Clause 7.1.1(i) (Breach of Non-solicitation); or

(ii)	any of the Buyer Parties incurs any circumstance specified in Clause 7.1.2(i) through Clause 7.1.2(iv) (Other Causes for Forfeiture of the Deposits).

8.1.5	Upon expiry of the Long-Stop Date, any Party shall have the right to terminate this Agreement by giving a written notice to other Parties if Closing does not take place; but should Closing not be completed before Long-Stop Date due to breach by any Party, such Party shall not terminate this Agreement.

8.1.6	Before the Long-Stop Date, the PRC security review institution on foreign investment or other PRC central Governmental Authorities makes a final decision to stop or ban a Party from completing the Transaction, except for provisions in Clause 8.1.2.

8.2	Termination Fee and Liquidated Damages

8.2.1	When this Agreement is terminated according to Clause 8.1.1 (Termination by Written Agreement among Parties), Clause 8.1.5 (Expiry of Long-Stop Date) or Clause 8.1.6 (Injunctive Order of Security Review), no Party shall be required to pay other Parties any Termination Fee or any form of liquidated damage or indemnification, but should the Closing not be completed before the Long-Stop Date due to breach by any Party, the relevant Party shall be entitled to claim for corresponding liabilities under this Agreement against the breaching Party.

8.2.2	Buyer Parties Termination Fee and Liability

(i)	In the occurrence of termination event specified in Clause 8.1.2 (Not Approved by Anti-monopoly Review) (which is not caused by any of circumstances under Clause 7.1.2 (Causes for Forfeiture of the Deposits)), the Buyer Parties shall pay RMB102,000,000 to the Seller as Termination Fee (equivalent to 1.5% of Base Purchase Value) (“Buyer Termination Fee”).

(ii)	If this Agreement is terminated pursuant to Clause 8.1.4(i), the Initial Deposit shall be fully vested in the Seller according to Clause 7.1 (Forfeiture of the Deposits), in which case the Buyer Parties shall assume liability of RMB340,000,000 (equivalent to 5% of Base Purchase Value) to the Seller.

(iii)	If this Agreement is terminated pursuant to Clause 8.1.4(ii), the Deposits shall be fully vested in the Seller according to Clause 7.1 (Forfeiture of the Deposits), in which case the Buyer Parties shall assume liability of RMB1,020,000,000 (equivalent to 15% of Base Purchase Value) to the Seller.

8.2.3	Seller Termination Fee and Liability

(i)	When this Agreement is terminated pursuant to Clause 8.1.3(i) (Breach by any of the Seller Parties of Representations, Warranties, Undertakings or Covenants), the Seller shall assume liability of RMB510,000,000 (equivalent to 7.5% of Base Purchase Value) to the Buyer Parties.

(ii)	In the occurrence of termination event specified in Clause 8.1.3(ii) (Closing Refused by the Seller), the Seller Parties shall pay RMB510,000,000 (equivalent to 7.5% of Base Purchase Value) to the Buyer as termination fee (“Seller Termination Fee”, together with Buyer Termination Fee, the “Termination Fee”).

8.2.4	Deposits, Termination Fees and any liquidated damages under Clause 8.2.2 (Buyer Party Termination Fee and Liability) and Clause 8.2.3 (Seller Termination Fee and Liability) shall be paid or released within thirty (30) days upon occurrence of relevant termination event.

8.3	Termination Notice

A Party intending to terminate this Agreement according to Clause 8.1 (Termination of Agreement) (except Clauses 8.1.1 and 8.1.5) shall give a notice in writing to other Parties, stating the specific provision of Clause 8.1 (Termination of Agreement) as basis for such termination.

8.4	Effect of Termination

8.4.1	If this Agreement is terminated pursuant to Clause 8.1 (Termination of Agreement), this Agreement (other than Clauses 7.1 (Forfeiture of the Deposits), Clause 8.2 (Termination Fee and Liquidated Damages), Clause 8.4 (Effect of Termination), Clause 9 (Indemnification) , Clause 10 (Dispute Resolution), Clause 11.1 (Governing Law), Clause 11.4 (Severability), Clause 11.7 (Confidentiality), Clause 11.12 (Costs and Expenses), Clause 11.13 (Notice)) shall become invalid and no longer be binding or in force, and any Party (or any related parties) shall be discharged from its responsibilities and obligations under this Agreement.

8.4.2	For the avoidance of doubt, notwithstanding the foregoing, any Party shall be liable for any Losses caused to other Parties by its breach of this Agreement prior to the termination hereof.

Section 9      Indemnification

9.1	Survival

9.1.1	Representations as well as warranties hereunder, and all claims as well as causes of action (whether arising from contract, tort or other reasons) related thereto, shall remain in force within twelve (12) months upon the Closing Date; provided that,

(i)	Representations as well as warranties in connection with Clauses 3.1.1 (Incorporation and Authorization), 3.1.5 (Transferred Shares) and 3.1.8 (Approvals and Consents) (“Fundamental Warranty”), and all claims as well causes of action (whether in contract, tort or otherwise) related thereto, shall remain in force within three (3) years upon Closing Date; and

(ii)	Representations as well as warranties in connection with Clauses 3.1.14 (Tax Matters), 3.1.17(ii) (Employee Matters) and 3.1.25 (Environment, Health, Safety and Fire Protection Matters), and all claims as well as causes of action (whether arising from contract, tort or other reasons) related thereto, shall remain in force until the statutory time-limit for prosecution or action against the foregoing expires (“Duration of Validity”).

9.1.2	Notwithstanding the foregoing, a request made by a Party for settlement of a claim (if such request include reasonable and specific content of the claim) within the said duration shall remain in force until such claim is finally resolved.

9.2	Indemnification

9.2.1	Each Party (“Indemnifying Party”) shall indemnify and hold harmless other damaged Parties and their directors, officers and Affiliates (“Indemnified Party”) from any damages, losses and reasonable costs and expenses (“Loss”) caused by (i) breach by the Indemnifying Party of its representations and warranties hereunder, or (ii) breach by the Indemnifying Party of its undertakings or covenants hereunder. For the avoidance of doubt, Losses caused as set forth in Clause 9.2.1(i) shall not include those valuing less than 0.1% of the Base Purchase Value.

9.2.2	In case a Party becomes the Indemnified Party, the Indemnifying Party shall be liable only for any Loss caused as set forth in Clause 9.2.1(i) valuing higher than 0.5% of the Base Purchase Value, and only the part above 0.1% of the Base Purchase Value will be indemnified.

9.2.3	Subject to other provisions herein, indemnifications that the Indemnified Party shall be entitled to from the Indemnifying Party in aggregate shall not be higher than 10% of the Base Purchase Value. For the avoidance of doubt, this Clause 9.2.3 shall not apply to the covenants under Clause 7.1.2.

9.2.4	Notwithstanding any contrary provisions herein, limitation of indemnification under Clause 9.2 shall not apply to (i) any Loss caused by fraud, willful breach or misrepresentation by the Seller Parties, (ii) any indemnification claimed by the Buyer Parties as the Indemnified Party under Clause 9.3 (Special Indemnification), or (iii) any indemnification claimed by the Buyer Parties as the Indemnified Party in connection with breach by the Seller Parties of their undertakings under Clause 2.11.

9.2.5	Notwithstanding any contrary provision in this Agreement, if Arbitration Institution identifies the standard of “material” under Clause 3 based on the amount of Losses, solely for the purpose of calculating the amount of Losses (but not for identifying if breach of any representation or warranty has occurred), representations and warranties under Clause 3 shall not take any “material” qualification into consideration, including “in all material aspects”, “Material Adverse Effect” or other similar standard of measurement.

9.2.6	No Party shall be liable for any indirect, exemplary or punitive damages to other Parties.

9.3	Special Indemnification

Notwithstanding any contrary provision herein, the Seller Parties shall indemnify and hold harmless, severally and jointly, the Buyer Parties from any Loss in connection with or caused by the following breaches (no matter whether such Loss occurs before or after the Closing, whether such matter, issue or circumstance have been disclosed in any form to the Buyer Parties or the Buyer Parties have been informed of such matter, issue or circumstance, or whether the Buyer Parties own controlling interests in Group Companies upon the completion date of Corporate Change Registration):

9.3.1	the Seller Parties breach their representations and warranties under Clause 3.1.7 (Undisclosed Liabilities and Contingent Liabilities).

9.4	Claim Notice

Any claim by the Indemnified Party with respect to any Loss shall be made by a notice in writing under Clause 11.13 (Notice) to the Indemnifying Party within thirty (30) days (and within the Duration of Validity) after the Indemnified Party becomes aware of any actual or threatening Loss under Clause 9.2 (Indemnification). Such written notice shall specify nature of the claim, facts and circumstances supporting the claim and calculation of corresponding Loss, if any, in reasonable details.

9.5	Third Party Claims

9.5.1	If the Indemnified Party is notified of a claim of right against itself and which may result in the claim in respect of Loss under this Clause 9 (Indemnification) (“Third Party Claim”), it shall notify the Indemnifying Party of such Third Party Claim within thirty (30) days upon receipt of such notice.

9.5.2	The Indemnifying Party shall be entitled to notify the Indemnified Party within fifteen (15) days upon receipt of notice from the Indemnified Party that it prepares to elect the attorneys, and shall undertake and control the defense against Third Party Claim at its own cost.

9.5.3	If the Indemnifying Party opts to defend against Third Party Claim, the Indemnified Party may participate in such defense at its own cost.

9.5.4	The Indemnified Party shall cooperate with the Indemnifying Party, and provide, at the reasonable request of the Indemnifying Party, any witness, record, material and information the Indemnified Party holds or controls, at the cost of the Indemnifying Party.

9.5.5	If the Indemnifying Party opts to lead the defense against such claim or proceeding, the Indemnified Party shall not pay for any part of such Third Party Claims, unless such payment is approved by the Indemnifying Party in writing, or the Indemnifying Party quits the defense against such Third Party Claims, or a final and non-appealable judgment has been made against the Indemnified Party with respect to such Third Party Claims.

9.6	Sole and Exclusive Remedy

9.6.1	The Parties acknowledge and agree that subject to Clause 2.10 (Locked Box Mechanism) and Clause 7.1 (Forfeiture of the Deposits), indemnification under Clause 9.2 (Indemnification) shall be the sole and exclusive remedy of a Party for breach of any representation and warranty hereunder by other Parties or for default on and incompliance with any undertaking or covenant hereunder, upon Closing, unless any Loss is caused by fraud, willful breach or misrepresentation by that Party. Notwithstanding the provisions preceding this Clause 9.6.1, any Party may request specific performance before any court with jurisdiction.

9.6.2	For the avoidance of doubt, rights and obligations of each Party under Clause 7 (Deposit) and Clause 8 (Termination) shall not be restricted from the said limitations. Each Party shall take all reasonable actions to reduce Loss at the time of and after awareness of any event reasonably expected to cause Loss.

Section 10      Dispute Resolution

10.1	Negotiation

10.1.1	Any dispute, controversy, disagreement or claim (collectively as “Dispute”) arising from or in connection with this Agreement shall be resolved by the Parties through friendly negotiation.

10.1.2	If the Parties fail to resolve the Dispute within thirty (30) days after a Party notifies in writing the other parties of the Dispute or of request for negotiation, any Party may refer the Dispute to the Arbitration Institution according to Clause 10.2 (Arbitration).

10.2	Arbitration

10.2.1	The Dispute arising from performance of this Agreement or in connection with this Agreement shall be submitted to Shanghai International Economic and Trade Arbitration Commission (Shanghai International Arbitration Center) (“Arbitration Institution”) and shall be arbitrated in Shanghai according to the arbitration rules then valid of the Arbitration Institution.

10.2.2	The arbitration shall be conducted in the Chinese language.

10.2.3	The tribunal shall consist of three (3) arbitrators. The Seller and the Buyer shall select one (1) arbitrator respectively, and the Arbitration Institution shall select the third arbitrator as the presiding arbitrator. The Parties agree that each Party may select arbitrators not listed in the arbitrator list given by the Arbitration Institution.

10.3	Effect of Arbitration Award

The arbitration award shall be final and binding upon each party involved in the arbitration.

10.4	Arbitration Fee

The arbitration fee shall be paid or shared by a party or parties as awarded.

10.5	Continuing Rights and Obligations

In the event of any Dispute and during the arbitration of any Dispute, each Party shall continue exercising their rights and performing their obligations hereunder, except those concerning the disputed issue.

Section 11      Miscellaneous

11.1	Governing Law

Conclusion, effect, interpretation, performance, amendment and termination of this Agreement as well as resolution of any Dispute shall be governed by PRC Laws.

11.2	Effect

This Agreement is concluded and comes into effect as of the date when the authorized representative of each Party signs and affixes the company seal hereto.

11.3	Amendment

No amendment to this Agreement shall be valid unless made in writing and executed by each Party.

11.4	Severability

11.4.1	Where one or more provisions of this Agreement are or become invalid, illegal or unenforceable in any respect under any applicable Laws, such provision shall not affect or impair the validity, legality or enforceability of the remaining provisions hereof in any respect.

11.4.2	The Parties shall negotiate in good faith and make all reasonable efforts to replace such invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which is as close as possible to the intended economic effect of such invalid, illegal or unenforceable provisions.

11.5	Language

This Agreement shall be written in Chinese and made in eighteen (18) counterparts, three (3) for each Party, all of which shall have the same legal force.

11.6	Non-Solicitation

11.6.1	The Buyer Parties agree that from the execution date hereof to (i) Closing Date or (ii) termination date of the Transaction, whichever is earlier, the Buyer Parties shall not, and shall use commercially reasonable efforts to cause Affiliates under their Control not to, directly or indirectly:

(i)	entice, encourage or solicit any employee of Target Business above director level who work at headquarters in Hangzhou, or any general manager of regional business unit/branch, regional manager of network administration, regional operation manager, or any other officers at the same or above level (“Core Employee”) to (a) resign from their current positions or (b) accept any other positions or employment provided by the Buyer Parties or Buyer’s Affiliates; or

(ii)	employ or assist any other Persons in employing any Core Employee.

11.6.2	Notwithstanding the foregoing, Clause 11.6.1 shall not apply when the Buyer Parties or any of the Buyer’s Affiliates employ a Core Employee who has resigned from the Seller Parties or Seller’s Affiliates for more than six (6) months.

11.7	Confidentiality

11.7.1	The Parties agree that they shall, and shall cause their Affiliates, their and their Affiliates’ respective officers, directors, employees, agents, Representatives, accountants, consultants and financiers to, strictly keep confidential the following documents and information (and not disclose to any other Persons or provide any other Persons with access to such documents and information) unless required by judicial or administrative procedures or other Laws;

(i)	this Agreement and the Transaction;

(ii)	any and all materials provided by any Party in respect of the Transaction;

(iii)	any and all materials involving trade secrets, patents and trademark applications, product development, prices, lists of clients and suppliers, pricing and marketing plans, policies and strategies, detail of contracts executed with clients and consultants, way of operating, product development technology, business acquisition plans and recruitment plans of each Party; and

(iv)	any other confidential or proprietary materials provided by the Seller Parties in respect of their companies or businesses (with materials above, collectively as “Confidential Information”).

For the avoidance of doubt, a Party may disclose the said Confidential Information to its Affiliates and their respective officers, directors, employees, agents, Representatives, accountants and financiers for the purpose of the Transaction; provided that such party shall ensure each of the said recipients understand and perform the same confidentiality obligation as those hereunder, and shall be liable for any breach of confidentiality obligation by any of such recipients severally and jointly.

11.7.2	Clause 11.7.1 shall not apply to:

(i)	any information disclosed by a Party allowed to do so according to this Agreement;

(ii)	any information that has been available to the public at, or becomes available to the public after the disclosure for reasons not attributable to any breach of this Agreement by any Party, its Affiliates or their respective officers, directors, employees, agents, Representatives or consultants;

(iii)	any information that has been known by a Party prior to disclosure by the disclosing party and imposes no confidentiality obligation on such Party; and

(iv)	any information received by a Party from a third party disclosing in good faith and free from any confidentiality obligation.

11.7.3	For the purpose of clarity, the Parties agree that each Party and its Affiliates (including their respective officers, directors, employees, agents, Representatives, accountants, consultants and financiers) may disclose relevant Confidential Information required by Governmental Authorities according to applicable Laws; provided that the disclosing Party and its Affiliates shall (within their capacities and to the fullest extent permitted by applicable Laws or regulations) consult with the Party providing the Confidential Information and use best efforts to take confidential treatment with respect to the disclosed information within a reasonable period prior to such disclosure.

11.7.4	A Party (the Buyer Parties or the Seller Parties) shall not release, or cause the release of, any press release, announcement or information concerning the execution or performance of this Agreement, Transaction Documents or contemplated transactions hereunder or thereunder, without prior written consent of the Cayman Islands party of the other Party (which means the Buyer or the Seller, as the case may be).

11.7.5	No Party shall use in public names of other Parties or any of their Affiliates in any way, context or form (including citing or hyperlinking any website or press release) without prior written consent of other Parties.

11.7.6	This Clause 11.7 (Confidentiality) shall remain in force and binding upon each Party within two (2) years from the execution date of this Agreement.

11.8	Waiver

No waiver by any Party of its rights, powers or remedies under this Agreement shall be deemed valid unless a separate agreement in respect thereof is executed by that Party.

No delay or failure of a Party in exercising any right, power or remedy under this Agreement shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any of such right, power or remedy preclude further exercise thereof or exercise of any other right, power or remedy. Without limiting the generality of the foregoing, the waiver by a Party of a breach of any provision of this Agreement by other Parties shall not be construed as a waiver of any succeeding breach of the same or any other provision of this Agreement.

11.9	Assignment

A Party shall not assign any of its rights or obligations under this Agreement without prior written consent of other Parties.

11.10	Binding Effect

This Agreement shall be binding upon each Party hereto and their successors or assigns to whom an assignment is made according to this Agreement.

11.11	Entire Agreement

11.11.1	This Agreement and other Transaction Documents shall constitute the entire agreement among the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and arrangements relating to this Agreement, whether oral or written (including, without limitation, SUPEREAGLE Term Sheet dated September 18, 2021 between the Seller and the Buyer).

11.11.2	All exhibits and schedules attached hereto shall be an integral part of this Agreement, and any breach of such exhibits or schedules by a Party shall be deemed as a breach hereof.

11.11.3	The Parties agree that if required for any change registration (including but not limited to Corporate Change Registration) with the relevant Governmental Authority processing the Transaction, each Party shall execute a short form agreement in the form required by the Governmental Authority (“Short Form Agreements”) and submit such Short Form Agreements to the Governmental Authority for the necessary registration and procedure. Provisions of this Agreement shall prevail over any undertakings, rights and obligations of each Party in relation to the Transaction.

11.12	Costs and Expenses

11.12.1	Whether the Transaction under this Agreement is completed or not, any and all costs and expenses (including legal counsel’s fees, accountant’s fees, investment bank/financial advisor charges and fees and other consultants’ fees) in connection with this Agreement, other Transaction Documents and contemplated transaction hereunder and thereunder, shall be paid by the Party to whom such costs and expenses are incurred.

11.12.2	Each Party shall pay stamp duties or other Taxes, if any, from execution, delivery and performance of Transaction Documents by them.

11.13	Notice

11.13.1	All notices, demands or other communications hereunder shall be made in writing, and sent to the address or fax number of the relevant parties set forth below (or any other address or fax number the recipient notifies the relevant parties in writing within ten (10) Business Days).

11.13.2	If to the Seller or any of the Seller Parties:

BEST Inc.

Address: Legal Affairs Department, Floor 5, Building A, Huaxing Industrial Park, No. 18, Tangmiao Road, Xihu District, Hangzhou City

Attention: Dawei Bian

Tel.: 13564405507

Email: davidbian@best-inc.com

11.13.3	If to the Buyer or any of the Buyer Parties:

J&T Global Express Limited

Address: Building A, E Link World Huaxin Garden, No. 1777, Hualong Road, Huaxin Town, Qingpu District, Shanghai

Attention: Investment Department, JITU Express

Tel.: 021-6077-1717

Email: investment@jtexpress.com; copy to legal@jtexpress.com

11.13.4	Each notice, demand or other communication sent pursuant to this Clause 11.13 (Notice) shall be deemed to have been delivered:

(i)	if delivered by registered or certified mail to an address at home, on the third (3rd) Business Day after it is mailed out by the post office and a return receipt is received;

(ii)	if delivered by registered or certified mail to an address abroad, on the tenth (10th) Business Day after it is mailed out by the post office and a return receipt is received;

(iii)	if delivered by a courier or by hand, when it has been delivered to the addresses above;

(iv)	if sent by fax, when it has been transmitted to the fax number above and a delivery receipt has been received by the sender; or

(v)	if sent by electronic mail, when the email has been transmitted to the mail box of the recipient.

11.14	No Duplicate Claims

The Indemnified Party shall not be entitled to be indemnified or otherwise compensated for the same Loss more than once, whether directly or indirectly, and whether individually or jointly with any of its Affiliates.

11.15	Counterparts

This Agreement and any of its amendments may be executed in one or more counterparts, each of which shall be deemed an original instrument and all of which shall have the same legal effects.

(Remainder of Page Intentionally Left Blank)

(Signature Page to Share and Asset Purchase Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

BEST Inc. (seal)

Signature of Legal Representative or Authorized Representative: /s/ Shao-Ning Johnny Chou

Signature Page to Share and Asset Purchase Agreement

(Signature Page to Share and Asset Purchase Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

J&T Global Express Limited

Signature of Legal Representative or Authorized Representative: /s/ Jie Li

Signature Page to Share and Asset Purchase Agreement

(Signature Page to Share and Asset Purchase Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Hangzhou BEST Network Technology Co., Ltd. (seal)

Signature of Legal Representative or Authorized Representative: /s/ Wei Chen

Signature Page to Share and Asset Purchase Agreement

(Signature Page to Share and Asset Purchase Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Zhejiang BEST Technology Co., Ltd. (seal)

Signature of Legal Representative or Authorized Representative: /s/ Shao-Ning Johnny Chou

Signature Page to Share and Asset Purchase Agreement

(Signature Page to Share and Asset Purchase Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

BEST Logistics Technologies (China) Co., Ltd. (seal)

Signature of Legal Representative or Authorized Representative: /s/ Shao-Ning Johnny Chou

Signature Page to Share and Asset Purchase Agreement

(Signature Page to Share and Asset Purchase Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

JITU Express Co., Ltd. (seal)

Signature of Legal Representative or Authorized Representative: /s/ Suzhou Fan

Signature Page to Share and Asset Purchase Agreement

Schedule A List of Target Business

[Provided separately]

Schedule A to Share and Asset Purchase Agreement

Schedule B Locked Box Financial Statements

[Provided separately]

Schedule B to Share and Asset Purchase Agreement

Schedule C Permitted Leakage(s)

[Provided separately]

Schedule C to Share and Asset Purchase Agreement

Schedule D Disclosure Letter

[Provided separately]

Schedule D to Share and Asset Purchase Agreement

Schedule E Shareholding Relationship and VIE Structure among the Seller Parties and BEST Network

[Provided separately]

Schedule E to Share and Asset Purchase Agreement

Schedule F List of Functional Real Properties

[Provided separately]

Schedule F to Share and Asset Purchase Agreement

Schedule G List of BEST Joint Fleets

[Provided separately]

Schedule G to Share and Asset Purchase Agreement

Schedule H List of Factoring Contracts

[Provided separately]

Schedule H to Share and Asset Purchase Agreement

Schedule I Third Party Consents and Other Relevant Obligations Required of Group Companies

[Provided separately]

Schedule I to Share and Asset Purchase Agreement

Schedule J List of Guarantee from Group Companies and Seller’s Guarantee

[Provided separately]

Schedule J to Share and Asset Purchase Agreement

Exhibit I BEST Network Share Transfer Agreement

[Provided separately]

Exhibit II Debt Transfer Agreement

[Provided separately]

Exhibit III Agreement on Termination of BEST Network VIE Agreements

[Provided separately]

Exhibit IV Intellectual Property and Technology Transfer and License Agreement

[Provided separately]

Exhibit V Trademark License Agreement

[Provided separately]

Exhibit VI Anti-monopoly Declaration Materials

[Provided separately]

Exhibit VII Transition Services Agreement

[Provided separately]

Exhibit VIII Closing Handover Checklist

[Provided separately]